UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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the Securities Exchange Act of 1934

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ALBEMARLE CORPORATION

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that Albemarle Corporation’s 2017 Annual Meeting (the “Meeting”) of Shareholders will be held at Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina 28211, on Friday, May 12, 2017, at 7:00 a.m., Eastern Time, for the following purposes:

1.To consider and vote on a non-binding advisory resolution approving the compensation of our named executive officers;

2.To consider and vote on a non-binding advisory proposal as to the frequency (every one, two or three years) with which the non-binding shareholder vote to approve the compensation of our named executive officers should be conducted;

3.To elect the ten nominees named in the accompanying Proxy Statement to the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified;

4.To approve the Albemarle Corporation 2017 Incentive Plan;

5.  To approve an amendment to our Amended and Restated Articles of Incorporation to remove the requirement that directors are elected by a plurality vote;

6.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

7.To conduct any other business which may properly come before the Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on Monday, March 13, 2017, are entitled to receive notice of and vote at the Meeting.

To ensure your vote is counted, you are requested to vote your shares promptly, regardless of whether you expect to attend the Meeting. Voting by the internet or telephone is fast and convenient, and your vote is immediately tabulated. In addition, by using the Internet or telephone, you help reduce our postage and proxy tabulation costs. You may also vote by completing, signing, dating and returning the proxy enclosed with paper copies of the materials in the postage-paid envelope provided.

This year, we are again electronically disseminating Annual Meeting materials to some of our shareholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Shareholders for whom Notice and Access applies will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the internet. The Notice also provides instructions on how to obtain paper copies if preferred.

If you are present at the Meeting, you may vote in person even if you already have voted your proxy by internet, telephone or mail. Seating at the Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

Karen G. Narwold, Secretary

March 30, 2017

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting. Throughout the Proxy Statement, “we,” “us,” “our,” “the Company” and “Albemarle” refer to Albemarle Corporation, a Virginia corporation.

Voting Matters

The following table summarizes the proposals to be considered at the Meeting and the Board’s voting recommendation with respect to each proposal.

Proposal	Board Vote Recommendation
Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	FOR
Advisory Vote to Determine Frequency of Vote on Compensation of our Named Executive Officers (Say-on-Frequency)	FOR Annual Frequency of Vote
Election of Directors	FOR each Nominee
Approval of Albemarle Corporation 2017 Incentive Plan	FOR
Approval of an amendment to our Amended and Restated Articles of Incorporation to remove the requirement that directors are elected by a plurality vote	FOR
Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2017	FOR

Governance

We believe good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that best serve the interest of our Company and its shareholders. Our Board of Directors (the “Board”) monitors developments in governance best practices to ensure it continues to meet its commitment to thoughtful and independent representation of shareholder interests. The following table summarizes certain corporate governance practices and certain facts about the Board:

All Director Nominees other than our CEO, and all Committee Members, are Independent	Longstanding Commitment to Sustainability and Corporate Responsibility	Policies Prohibiting Hedging, Short Sale and Pledging Company Stock
Annual Election of all Directors	Board and Committee Authority to Retain Independent Advisors	Pay-for-Performance Philosophy
Resignation Policy for Directors Not Receiving Majority Approval	Regular Executive Sessions of Independent Directors	No Shareholder Rights Plan (Poison Pill)
Active Shareholder Engagement	Risk Oversight by Full Board and Committees	Stock ownership guidelines for Directors and Officers that align with the long term interest of shareholders
Annual Board and Committee Evaluation Process	Compensation Recovery Policy (Clawback Policy)	Average Director Tenure of 6 Years

Adoption of Proxy Access

We adopted proxy access bylaw provisions in February 2017. These provisions permit a stockholder, or a group of up to 20 stockholders, who have owned at least 3% of our outstanding common stock for at least three years, to include the greater of two director nominees, or 20% of the then-current Board, whichever is greater, in our proxy for annual meetings of shareholders, beginning with our 2018 annual meeting of shareholders.

The amendments made to the Bylaws also address “advance notice” requirements. These require stockholders to notify us within a certain window each year of any stockholder proposals for any annual general meeting, and to provide additional information. For more information, please review the full text of our Bylaws as filed with the SEC.

CEO Compensation

•Total Direct Compensation is below the median of the peer group.

•Pay mix: 85% of CEO pay is performance based

•50% of CEO equity is based on Relative Total Shareholder Return

•CEO pay shows a strong correlation between 3 year total compensation and 3 year total shareholder return

Company Performance

•	Met or exceeded all key performance metrics
•

Completed sales of Metal Sulfides and Minerals businesses in early 2016, and consummated the sale of the Chemetall®  Surface Treatment business in December 2016, with gross proceeds from all three divestitures of approximately $3.4 billion. This divestiture continued our transformation into a high growth specialty chemical company and substantially strengthened our balance sheet.

•	Continued to strengthen our industry-leading lithium business:
•

Finalized expanded quota agreement with the Chilean government to allow us to increase our lithium carbonate production capacity to greater than 80,000 metric tons by 2020. The quota allows for production at that same annual rate of production through the end of 2043.

•

Finalized the acquisition of the lithium salts production assets of Jiangli New Materials Science and Technology Company Ltd. These assets can already produce 15,000 tons of lithium carbonate or lithium hydroxide from spodumene concentrate, and can be expanded by another 20-25,000 tons. This acquisition makes Albemarle a leading integrated producer of lithium salts from spodumene concentrate, which is produced at our Talison joint venture in Australia.

•

Gained exclusive exploration and acquisition rights to a lithium brine resource in Antofalla, in the Catamarca province of Argentina. We believe this resource could be certified as the largest in Argentina, and if proven viable, it would provide Albemarle with a new lithium resource that could be commercialized by the mid-2020s.

•

Increased the regular quarterly dividend by 5% in February 2017 to $0.32 per share, $1.28 per year. Albemarle has now increased its quarterly dividend for twenty-three consecutive years – every year since becoming a public company in 1994.

COMPENSATION DISCUSSION AND ANALYSIS

The following pages describe Albemarle’s executive compensation program and the compensation decisions made by the Executive Compensation Committee (the “Committee”) for our NEOs, listed below.

NEO	Title
Luther C. Kissam IV	Chairman, President and Chief Executive Officer
Scott A. Tozier	Executive Vice President, Chief Financial Officer
Karen G. Narwold	Executive Vice President, Chief Administrative Officer and Corporate Secretary
Matthew K. Juneau	Executive Vice President, Corporate Strategy and Investor Relations
Donald J. LaBauve, Jr.	Vice President, Corporate Controller and Chief Accounting Officer
Susan M. Kelliher(1)	Former Senior Vice President, Human Resources

EXECUTIVE SUMMARY

Compensation Program Highlights

●	85% of CEO target total direct compensation (and 70% on average for the other NEOs) is incentive-based.
●	CEO long-term incentives make up 78% of incentive-based compensation.
●	CEO compensation over a three-year period shows a strong correlation between realizable pay and total shareholder return relative to our Peer Group, with our performance rank higher than our pay rank.
●

Performance metrics aligned with our Peer Group and our company goals: achieving Rockwood synergies, annual Adjusted EBITDA(2) and Adjusted Free Cash Flow(3) and Relative Total Shareholder Return (“TSR”) measured over a 3-year performance period.(4)

●	Focused Peer Group of similarly-sized companies.

(1)Susan Kelliher resigned effective June 30, 2016.

(2)Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for non-recurring, non-operating and special items.

(3)Adjusted Free Cash Flow is defined as cash flow from operating activities, as shown on the Statement of Cash Flows, adjusted to exclude pension contributions, exclude dividends from joint ventures and add back net income from joint ventures, and adjusted for non-recurring, non-operating and special items, minus capital expenditures.

(4)“TSR” is calculated by dividing the (a) sum of the value of reinvested dividends paid during the performance period and the difference between the twenty-day average daily closing price of the Company’s shares at the end and the beginning of the measurement period, by (b) twenty-day average daily closing price of the Company’s shares at the beginning of the performance period.

Aligning Our Incentives With Our Strategy and Shareholder Interests

We seek to align our executive compensation program with shareholder interests and our business strategy. This means keeping the foundation of our program focused on performance-based pay that supports our strategy and the related metrics of relative TSR, Adjusted EBITDA and Adjusted Free Cash Flow, with a variable (“at-risk”) pay percentage higher than that of our peers.

Shareholder Alignment:  In May 2016, the Company held our annual shareholder advisory vote to approve the compensation paid to our NEOs in 2015, which resulted in approximately 97.8% of the votes cast approving such compensation.

In the fall of 2016 we continued our multi-year engagement with our shareholders, through a series of discussions. These discussions gave us a basis for further evaluation of our practices in executive compensation and corporate governance. This initiative was led by a group of senior officers of the Company, acting on behalf, and at the request, of the Committee. We reached out to shareholders representing 62% of our outstanding shares, and were able to schedule and hold follow-up calls with shareholders representing 28% of our outstanding shares. This extensive outreach reflects our commitment to understand and address key issues of importance to our shareholders.

In considering investor feedback, our evolving business needs, and in furtherance of our desire to continue to link executive pay to performance, the Committee approved the following changes to our executive compensation program for fiscal 2017.

Shareholder Feedback	Changes to our Executive Compensation Program

•Shareholders expressed their preference that we revise our equity program so that, in the event of a Change in Control, equity would only vest following a termination (commonly called “double trigger” vesting).

•We included a “double trigger” in our 2017 equity plan submitted for approval by our shareholders. We also included the “double trigger” in the award agreements issued at the beginning of 2017 under the existing equity plan.

•Shareholders asked us to explain any changes in the 2017 Peer Group, so that it is transparent why we are changing, and what criteria are used for selecting peer companies.

•We adjusted the 2017 Peer Group to be more reflective of our size, given the sale of the Chemetall® Surface Treatment business. For further explanation of the changes in our peer group, see “Competitive Compensation – Peer Group.”

•Shareholders generally did not support the one-time working capital LTIP Award granted in 2014. They do not support special equity grants, but are more supportive of modest, special cash programs to achieve well-defined goals.

•No special equity grants have been made since 2014. We do not anticipate making special equity grants in future years.

Pay for Performance: 2016 Compensation Outcomes

For 2016, our executive compensation program resulted in rewards consistent with our business achievements and the contributions of our NEOs:

•Our Annual Incentive Plan (AIP) performance was above target, with Company performance at 152.6%;

•Our Synergy Bonus program resulted in performance at the superior level with recurring savings at $178 million, with payout at the maximum level; and

•Our 2014-2016 TSR was 44.3%, positioning Albemarle at the 89th percentile relative to the 2016 Peer Group.

CEO Pay At-A-Glance: Realizable Pay Relative Degree of Alignment

We believe our CEO’s total compensation reflects a pay opportunity commensurate with median levels among our Peer Group. It is important to the Committee that 50% of the value associated with LTIP awards is performance-based measured by relative Peer Group performance such that realizable values are reflective of the Company’s performance.

Realizable Pay Relative Degree of Alignment (“RPRDA”) is an important measure the Committee uses to assess whether the value associated with LTIP awards is based on relative Peer Group performance. This measure addresses the question: Is realizable pay commensurate with the total shareholder return achieved by shareholders, relative to our Peer Group?

The RPRDA compares the percentile ranks of the CEO’s three-year realizable pay and the Company’s three-year TSR performance, relative to the 2016 Peer Group. The RPRDA is equal to the difference between the combined performance rank minus the combined pay rank.

Realizable pay captures the following elements of compensation for the three-year period:

•Base salary in the year it is earned;

•Annual incentive compensation paid for the year it is earned; and

•“In-the-money” value of outstanding equity awards, calculated based on stock price at year-end 2016 rather than the grant date fair value. The use of an end-of-year stock price directly correlates the value of an executive’s equity with the return our shareholders receive from investing in our common stock over the same period.

For the three-year analysis we used the following data:

•TSR based on the three year performance period 2014-2016.

•Mr. Kissam’s Realizable Pay based on the period 2014-2016.

•Peer Group CEO pay based on the period 2013-2015 (as more recent data was not available at the time this Proxy Statement was issued).

The following chart shows Mr. Kissam’s RPRDA of 8%, demonstrating a high degree of alignment between realizable pay and TSR over the three-year period.

THE EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Compensation principles

The Committee designs and oversees the Company’s compensation policies and approves compensation for our NEOs. Our overarching goal is to create executive compensation plans that incent and are aligned with the creation of sustained shareholder value. To accomplish this, our plans are designed to:

•Support our Business Strategy – We align our programs with business strategies focused on long-term growth and sustained shareholder value. Our plans provide incentives to our NEOs to overcome challenges and exceed our Company goals.

•Pay for Performance – A large portion of our executive pay is dependent upon the achievement of specific corporate, business unit and individual performance goals. We pay higher compensation when goals are exceeded and lower compensation when goals are not met.

•Pay Competitively – We set target compensation to be at or around the market median relative to the companies that make up our Peer Group.

•Discourage Excessive Risk-taking – Our compensation programs are balanced and designed to discourage excessive risk-taking.

Compensation principles are aligned with good governance practices and pay for performance

Below is a list of things that we do and don’t do in order to ensure that our program reflects good governance practices and pay for performance.

What We Do

√

We make performance-based compensation a significant component of each NEO’s total compensation, with the proportion of compensation allocated to performance-based compensation increasing with the level of responsibility.

√

We balance short-term and long-term compensation, designed to discourage short-term risk-taking at the expense of long-term results. 71% of our NEO total direct compensation is based on performance, compared to 67% of the NEOs in the 2016 Peer Group.

√	We employ longer than median vesting periods in our annual LTIP grants, which encourage executive retention and a long-term perspective.
√	We require meaningful stock ownership for our NEOs that increases with the level of responsibility.
√	The Committee uses an independent executive compensation consultant who reports directly to the Committee.
√	We have a clawback policy for the recovery of performance-based compensation in the event of NEO misconduct related to our financial results.
√	We have an annual frequency of our advisory vote on executive compensation (say-on-pay), which frequency allows for timely shareholder feedback.
√

We require, starting 2017, a double trigger for equity to vest following a Change in Control (CIC), which is included in all equity awards issued in 2017 and included in the 2017 equity plan submitted for shareholder approval.

What We Don’t Do

xNo excessive perquisites are provided to any NEO. We limit our perquisites to items that help put our NEOs in the best position to perform their job or that are directly associated with performing their job, and limit the amounts to only what is necessary to meet those objectives.

xNo hedging, short sale or pledging transactions in our stock by our NEOs is permitted.

xNo stock option re-pricings without shareholder approval or discounted stock options are permitted under our equity plan being proposed to shareholders.

xNo excise tax gross-ups for change of control payments are provided to any NEO.

The components of our executive compensation program

We provide our NEOs with the following components of compensation:

Annual	Annual base salary and annual cash incentive opportunities.
Long-Term	Long Term Incentive awards for our NEOs comprise a combination of 50% Performance Stock Units (PSUs), 25% Restricted Stock Units (RSUs), and 25% stock options.
Benefits	Various health and welfare benefits, including health and life insurance, retirement benefits and savings plan that are generally available to all our employees.
Post-Termination Benefits	Severance and change in control benefits.

For each NEO, the Committee reviews and approves annually each component of compensation and the resulting total compensation. The Committee refers to the individual components of compensation and total compensation to the Peer Group of companies the Committee selects. In setting the compensation for each NEO, the Committee also considers other factors, including the scope and complexity of his or her position, level of performance, skills and experience and contribution to the overall success of the Company. As a result, we do not set compensation for our NEOs in a formulaic manner.

Our compensation program is designed to focus our NEOs on long-term success

We design our compensation programs to keep our NEOs focused on the long-term success of our Company by making a substantial portion of their compensation subject to the achievement of specific performance measures, requiring NEOs to hold a significant amount of Company stock during the term of their employment and granting stock-based awards with multi-year vesting periods.

The performance period covered by our PSU grants is three years, with the vesting of any award earned occurring in two equal tranches – the first tranche after the end of the third year of the performance period and the second tranche on the following January 1. PSUs are earned based on relative TSR as compared to our Peer Group. The Committee chose this measure to provide an even stronger linkage between the rewards for our leaders and the returns experienced by our shareholders, and also because this measure was thought to be well aligned with the longer three-year performance period.

RSUs typically have a minimum vesting period of three years and also vest in two equal tranches – the first tranche at the third anniversary of the Grant Date and the second tranche at the fourth anniversary of the Grant Date.

Our stock option grants cliff vest at the third anniversary of the Grant Date. These awards reinforce the focus of our NEOs on the long-term success of the Company by aligning their personal financial success with that of our shareholders.

Competitive Compensation – Peer Group

The Committee structures executive compensation so that target total cash compensation and LTIP compensation opportunities are competitive with comparable positions within comparable companies.

We use industry and revenue as our two main indicators for determining our peers. We believe that using an industry-specific group of similarly sized companies is appropriate because it provides us with the best comparisons for competitive compensation offered by publicly held companies with similar business challenges and the type of leadership talent needed to achieve success over the long-term.

Our selected 2016 Peer Group (the “2016 Peer Group”) consisted of 18 chemical companies of similar size to Albemarle:

2016 Peer Group
A. Schulman Inc. Ashland Inc. Cabot Corporation Celanese Corporation C.F. Industries Holdings, Inc. Chemtura Corporation	Cytec Industries Inc. Eastman Chemical Company FMC Corporation H. B. Fuller Company Huntsman Corporation NewMarket Corporation	Olin Corporation PPG Industries, Inc. RPM International Inc. The Mosaic Company Sigma-Aldrich Corporation W.R. Grace & Co.

In setting base salaries, target total cash compensation and target total direct compensation, the Committee generally focused on the median of the last reported data from the 2016 Peer Group. The Committee also referred to survey information from nationally recognized compensation surveys.

For 2017, Albemarle updated its Peer Group given the sale of the Chemetall® Surface Treatment business and the fact that two companies from the 2016 Peer Group were acquired by other companies. For establishing the 2017 Peer Group (the “2017 Peer Group”) we used the following criteria:

•Industry: Companies with the same eight-digit GICS code as Albemarle;

•Revenue Size: Companies with a sales range of approximately 0.5-2.0 times that of Albemarle;

•Market Value: Companies with a market value size range of approximately 0.25-4.0 times that of Albemarle. We consider market value as an important factor for peer selection, but believe that market value should be balanced with sales (which are less volatile and a better predictor of compensation levels).

2017 Peer Group
Ashland Inc. Cabot Corporation The Chemours Company Celanese Corporation CF Industries Holdings, Inc. FMC Corporation	H. B. Fuller Company W. R. Grace & Co. International Flavors & Fragrances, Inc. Koppers Holdings Inc. The Mosaic Company	Minerals Technologies Inc. Olin Corporation PolyOne Corporation RPM International Inc. A. Schulman, Inc. Scotts Miracle-Gro Company

The 2017 Peer Group includes eleven companies from the 2016 Peer Group.

•No longer included:

oCytec Industries Inc. and Sigma-Aldrich Corporation were acquired, while Chemtura Corporation entered into an agreement to be acquired by Lanxess Aktiengesellschaft.

oPPG Industries, Inc., Huntsman Corporation and Eastman Chemical Company are no longer included as their projected sales are more than 300% of Albemarle's projected sales.

•New to the 2017 Peer Group:

oThe Chemours Company, PolyOne Corporation, Scotts Miracle-Gro Company, International Flavors & Flagrances, Inc., Minerals Technologies Inc., and Koppers Holdings Inc.

NEO Compensation

The Committee does not rely exclusively on the Peer Group data or survey data in establishing target levels of compensation, or employ a rigid or formulaic process to set pay levels. The Committee does utilize the Peer Group data and survey data as one of many tools. In setting compensation levels, the Committee considers the following factors:

•The competitive data (Peer Group and other survey data), focusing on the median data as a starting point;

•Each NEO’s performance;

•Each NEO’s scope of responsibility and impact on the Company’s performance;

•Internal equity – an NEO’s compensation relative to his or her peers, direct reports and supervisors;

•The recommendations of the Board’s independent executive compensation consultant, Pearl Meyer, with respect to the NEOs; and

•The CEO’s recommendations for his direct reports.

The Committee evaluates the performance of each NEO in light of our overall financial performance (as described in greater detail below) and non-financial performance goals and strategic objectives approved by the Committee and the Board of Directors. For 2016, as in past years, the Committee structured a compensation package for our NEOs comprising base salary and benefits coupled with annual and long-term incentives, which we believe provides an appropriate mix of financial security, risk and reward.

2016 Base Salaries

Base salary provides our NEOs with a basic level of financial security and supports the Committee’s objectives in attracting and retaining top talent. Base salaries for our NEOs other than the CEO are recommended by our CEO and are reviewed and approved by the Committee. Base salary for our CEO is recommended and approved by the Committee.

		2016 Increase in
	2015 Year-End	Annual Base	2016 Annual Base
Executive Officer	Base Salary	Salary	Salary
Luther C. Kissam IV
Chairman, President and Chief Executive Officer	$840,000	$42,000	$882,000
Scott A. Tozier
Executive Vice President, Chief Financial Officer	$505,000	$0	$505,000
Karen G. Narwold
Executive Vice President, Chief Administrative Officer and Corporate Secretary	$440,000	$20,000	$460,000
Matthew K. Juneau
Executive Vice President, Corporate Strategy and Investor Relations	$400,000	$15,000	$415,000
Donald J. LaBauve, Jr.
Vice President, Corporate Controller and Chief Accounting Officer	$262,438	$23,277	$285,715
Susan M. Kelliher (1)
Former Senior Vice President, Human Resources	$395,000	$0	$395,000

(1)Susan Kelliher resigned effective June 30, 2016.

2016 base salaries for each of the NEOs were determined in recognition of the responsibilities of their positions, their contributions to the success of the Company and their relative position to the market. Salary increases went into effect on April 1, 2016. The Committee believes that each NEO’s salary was reasonable and appropriate. Mr. Kissam’s base salary was increased to bring him closer to, but still well below, the competitive market median base salary of approximately $1,000,000.

Purpose and key features of the 2016 Annual Incentive Program (AIP)

The Committee designed the AIP to provide both an incentive to achieve, and a reward for achieving, our annual goals and objectives. Each year, the Committee and the Board approve the performance goals under the AIP. These performance goals are intended to ensure that our NEOs execute on short-term financial and strategic initiatives that drive our business strategy and long-term shareholder value.

Key features of the 2016 AIP included the following:

•A primary emphasis on sustained Company financial performance as measured by Adjusted EBITDA and Adjusted Free Cash Flow;

•A quantitative assessment of our strategic achievements in areas of stewardship (occupational safety, process safety and environmental responsibility); and

•The recognition of individual achievements, leadership and the overall contribution of participants by making the award subject to an individual performance modifier (which can result in either an increase or a reduction in the award earned).

For 2016, the Committee established the following Company performance measures and weightings for the AIP:

Metrics	Weight
Adjusted EBITDA	60%
Adjusted Free Cash Flow	30%
Stewardship	10%
Total	100%

Rationale behind the performance metrics

The Committee chose these performance metrics to align the AIP with our 2016 goals and objectives. The Committee chose the relative weights of the performance measures based on the desire to emphasize financial results while maintaining a focus on non-financial objectives.

The Committee chose Adjusted EBITDA and Adjusted Free Cash Flow as the 2016 AIP metrics because they were considered the key measures of financial performance in the Company’s 2016 annual operating plan.

•The level of Adjusted EBITDA aligned with the Target payout level was the 2016 operating plan amount, and represented growth over 2015 Adjusted EBITDA. Adjusted EBITDA is defined as total Albemarle earnings before interest, tax, depreciation and amortization, as adjusted for non-recurring, non-operating and special items.

•The Committee focuses on Adjusted Free Cash Flow as a performance measure aligned with our objectives of generating cash for debt reduction and growth and reducing our investment in working capital. The target payout level represented significant growth over 2015 Adjusted Free Cash Flow. Adjusted Free Cash Flow is defined as cash flow from operating activities, as shown on the Statement of Cash Flows, adjusted to exclude pension contributions, exclude dividends from joint ventures and add back net income from joint ventures, and adjusted for non-recurring, non-operating and special items.

•The superior performance levels for both of these goals were set at levels by the Committee that were believed to be realistic, but only as the result of exceptional performance.

•Stewardship metrics were included because they are critical to our license to operate and consistent with our values. These objectives were challenging, as the Committee set quantitative target and superior levels of performance for each of these metrics at levels that required year-over-year improvement, with no payout earned for any one individual Stewardship metric if target performance for that metric was not achieved.

The Committee may take into account extraordinary, unusual or infrequently occurring events or significant corporate transactions in deciding to adjust the results used to determine whether or not the AIP objectives have been met. The Committee retains the right to exercise discretion in determining the final level of the awards paid in order to ensure that the AIP remains consistent with its stated objectives.

Individual performance modifiers

At the beginning of 2016, individual objectives were set for each NEO. Individual performance was evaluated both by comparing actual performance to the pre-established leadership objectives and considering individual accomplishments not contemplated in the setting of the pre-established objectives. The Committee assessed the performance of the CEO, and the CEO presented his assessment of each other NEO to the Committee.

Performance goals typically include both leadership objectives and strategic business objectives. At the end of each fiscal year, an individual performance modifier is determined for each participant, and a judgment is then made as to the final bonus amount that takes into account both Company results and individual performance.

Performance against our 2016 AIP Metrics

The following table summarizes the threshold, target and superior performance levels set by the Committee and actual results for the Adjusted EBITDA and Adjusted Free Cash Flow metrics for 2016.

Performance at the threshold level paid out 0%, performance at the target level paid out 100% and performance at the superior (maximum) level paid out 200%. We used linear interpolation to determine awards for performance between the identified points. Target and actual results exclude the Chemetall® Surface Treatment business, the sale of which closed mid December 2016.

2016 Annual Incentive Plan (AIP) Metrics
AIP Metric	Weight	Threshold			Target				Superior					2016 Results				Achievement Against Target
Adjusted EBITDA	60%		$646	MM	$718	MM				$790	MM				$740	MM		78.6%
Adjusted Free Cash Flow	30%		$382	MM	$424	MM				$466	MM				$500	MM		60%
Stewardship		Score based on 3 Quantitative Stewardship Metrics:																14%
	4%	●	Occupational Safety														
	3%	●	Process Safety														
	3%	●	Environment			6%
																		152.6%

Target and actual financial results including the Chemetall® Surface Treatment business are shown in the table below.

	Target	Actual
Adjusted EBITDA	$938 MM	$951 MM
Adjusted Free Cash Flow	$610 MM	$694 MM

The performance for the stewardship metrics (occupational safety, process safety and environmental responsibility) was determined by the Committee’s quantitative assessment of the level of achievement for the three different stewardship objectives. For each of the three stewardship metrics, we have set a target and superior performance level. Performance below target does not pay out. Occupational safety was measured by comparing employee time lost due to work-related injury or illness to total employee hours worked; process safety was measured in terms of the severity of the number of our operational incidents; and environment was measured by the number of our environmental incidents.

The following table illustrates the 2016 AIP payout against payout levels over the 4 previous years. The chart illustrates that payout results ranged from as low as 10% to as high as 153%, with an average payout over the 5-year period of 76%. We believe the fluctuations in payout confirm the correlation of pay to performance at Albemarle.

AIP earning opportunity for our NEOs

Each of our current NEOs can earn a bonus under the AIP targeted at a certain percentage of his or her base salary. For 2016, our NEOs’ target bonus percentages were 125% (Mr. Kissam), 75% (Messrs. Tozier and Juneau and Ms. Narwold and Kelliher) and 40% (Mr. LaBauve) for achieving the target performance levels for the AIP Company metrics.

Mr. Kissam’s pay mix for 2016 included a base salary below market median, and a target bonus percentage above market median at 125%. This combination of base salary and target bonus percentage positions Mr. Kissam’s target total cash at the 87th percentile of the 2016 Peer Group.

For Company performance that does not reach threshold level for any of the metrics, the NEOs will not earn their AIP. For performance at the target level for any of the metrics, the NEOs may earn the target level AIP. For Company performance at the Superior level, up to two times a target level award may be earned. For Company performance between threshold, target and superior, earned bonuses will be interpolated, with the exception of the Stewardship metrics that do not pay out for performance below the target level.

2016 Annual Incentive Plan (AIP) Payout
AIP Metric	Weight	Threshold	Target	Superior
Adjusted EBITDA	60%	0%	100%	200%
Adjusted Free Cash Flow	30%	0%	100%	200%
Stewardship	10%	0%	100%	200%

Individual performance can be used to modify the bonus amount up or down. The individual multiplier ranges from 0% to 150%, although higher modifiers may be awarded to recognize outstanding individual achievement. Under the AIP, the maximum annual incentive payments (the combination of company performance and individual multiplier) are set in the first quarter of the calendar year and are capped to a payout of 200% for each of the NEOs. The AIP is designed to be compliant with Internal Revenue Code (“Code”) Section 162(m) and therefore allow for the full tax deduction of the annual incentive payments.

Actual earnings for our NEOs under the 2016 AIP

The Committee reviewed the Company’s 2016 performance and determined that the potential awards for the NEOs were funded consistent with the plan metrics set during the first quarter of the year in accordance with Code Section 162(m). After this determination was made, Mr. Kissam engaged the Committee in a further discussion of the Company’s performance and of each NEO’s individual performance compared to their objectives. In light of the significant accomplishments by each NEO that were cited by Mr. Kissam to the Committee, it was recommended by Mr. Kissam and approved by the Committee that the individual performance modifier for each NEO be set as follows: Mr. Tozier – 121%, Ms. Narwold – 123%, Mr. Juneau – 131% and Mr. LaBauve – 100%. When applied to and combined with the Company score, this yielded actual bonus payouts for each NEO shown in the table below. Ms. Kelliher’s employment ended mid-2016, as a result of which she did not receive a performance based bonus payout.

In the case of Mr. Kissam, in early 2017 the Board assessed his performance against both quantitative metrics and qualitative objectives and determined that an individual modifier of 100% was appropriate. When applied to and combined with the Company score, this yielded an actual bonus payout for Mr. Kissam at 152.6% of his target bonus amount.

2016 AIP Payouts
Name	Base Salary	X	Target Bonus %	=	Target Bonus Amount	X	Company Performance	X	Individual Performance	=	Actual Bonus Amount
Luther C. Kissam IV	$882,000	x	125%	=	$1,102,500	x	152.6%	x	100%	=	1,682,415
Scott A. Tozier	$505,000	x	75%	=	$378,750	x	152.6	x	121	=	700,000
Karen G. Narwold	$460,000	x	75%	=	$345,000	x	152.6	x	123	=	650,000
Matthew K. Juneau	$415,000	x	75%	=	$311,250	x	152.6	x	131	=	620,000
Donald J. LaBauve, Jr.	$285,715	x	40%	=	$114,286	x	152.6	x	100	=	174,400

Actual earnings for our NEOs under the 2015 Synergy Bonus Plan

On May 4, 2015, the Committee established targets for the Synergy Bonus Plan for the achievement of at least $100 million in annual cost synergies during fiscal year 2016 that were also determined to be recurring at the end of 2016, related to the integration of our acquisition of Rockwood. The CEO was not eligible to participate in this plan.

The maximum aggregate amount of the Synergy Bonus payable to all participants is $7 million. This amount was to be paid if an annual cost synergy of $120 million was achieved during fiscal year 2016 and a recurring cost synergy of $160 million was identified. The Synergy Bonus performance and payout levels, based on the fiscal year 2016 achieved cost savings and validated recurring cost savings, are set forth in the following table:

			Annual Recurring Run Rate - Validated Synergies as of Fiscal Year End 2016
			<100 million	$100 - $120 million	$140 million	$160 million
2016 Profit and Loss		$120 million	0%	75%	87.5%	100%
(P&L) Impact of		$110 million	0%	62.5%	75%	87.5%
Validated Synergies		$100 million	0%	50%	62.5%	75%
	<$	100 million	0%	0%	0%	0%

In addition, for every $1 million of recurring cost savings expected to be achieved in fiscal year 2017 above $120 million, 2 percentage points will be added to the percentage of the Synergy Bonus earned pursuant to the table above, subject to the $7 million Synergy Bonus cap. Synergy Bonus for cost savings results between the levels indicated in the table above will be interpolated to determine the percentage of the Synergy Bonus earned.

Upon validation of the synergies achieved, the Committee determined that the Synergy Bonus program resulted in $156 million cost savings during fiscal year 2016 and recurring cost savings of $178 million. The Chief Executive Officer determined and the Board agreed that the costs incurred to achieve synergy results were not excessive and below the original estimated cost for achieving cost savings. Based on the results, the Committee determined that the Synergy Bonus pays out at the maximum level of 100%.

In February 2017, the Committee approved Synergy Bonuses for our NEOs as follows: Mr. Tozier ($400,000); Ms. Narwold ($300,000); Mr. Juneau ($200,000); Mr. LaBauve ($100,000); and Ms. Kelliher ($300,000).

Purpose and key features of the Long Term Incentive Plan (LTIP)

We believe it is important to provide a long-term incentive opportunity to our NEOs charged with driving sustainable growth and long-term value creation for Albemarle, further aligning their interests with those of our shareholders. We do this through a balanced annual LTIP grant, in 2016 comprising PSUs, RSUs and stock options, designed to ensure an equity mix that is performance-based and retentive in nature.

The Committee considers grant values and grant terms from both our Peer Group and survey information when establishing long-term incentives for management. While the Committee generally believes that median values and typical terms are competitive and provide an appropriate balance of opportunity and reward to management without heightened compensation-related risk, the Committee will authorize values above or below the median and different terms where it believes it is in the interest of the Company and its shareholders to do so in light of the factors mentioned above.

Our PSU grant performance measure is relative TSR as compared to our Peer Group for the three-year performance period. The relative TSR performance metric was selected to emphasize the linkage between our pay-for-performance philosophy and our shareholders’ interests, and is intended to focus Company leadership on superior value creation during the three-year performance period and beyond. Earned PSU grants vest ratably at the beginning of year four, after the end of the performance period, and the beginning of year five.

The Committee believes that the PSU grant, when viewed in conjunction with annual grants of stock options and RSUs that vest over a longer schedule than is typical in the marketplace, results in an LTIP approach that aligns the pay for performance of our executives with the investment returns experienced by our long-term shareholders.

PSU results for the 2014-2016 performance period

Payouts under the 2014 PSU grants are earned based on the achievement of a TSR performance relative to the 2014 Peer Group over a three year measurement period. The 2014 Peer Group included all companies in the Dow Jones Chemical Index. Our relative TSR for the period was outstanding with performance at the 84th percentile relative to the 2014 Peer Group. TSR is calculated using the following formula:

The 2014-2016 TSR Result = 44.25% =	($88.69 + $5.05) - $64.98

$64.98

The following table illustrates threshold, target and superior relative performance levels and the percentage of the target grant earned for each performance level. Results between threshold and target, and target and superior performance, will be interpolated. The table also includes the relative performance result and the percentage of grants earned as determined by the Committee.

	2016 PSU Grant Metrics
	Threshold	Target	Superior	Metric Result
Percentile performance relative to the 2014 Peer Group	25th	50th	75th	84th
% of Grants Earned	25%	100%	200%	200%

The following table shows the grants approved in February 2014 by the Committee for the NEOs. The table also includes the grant values approved by the Committee in February 2017 after it determined the 2014-2016 relative performance results.

	2014 PSU Grants
	Number of Units at	Number of Units at	Number of Units at
	Threshold	Target	Superior	2014 Earned PSUs
	25%	100%	200%
Luther C. Kissam IV	9,399	37,594	75,188	75,188
Scott A. Tozier	2,115	8,460	16,920	16,920
Karen G. Narwold	1,410	5,640	11,280	11,280
Matthew K. Juneau	1,410	5,640	11,280	11,280
Donald J. LaBauve, Jr.	353	1,410	2,820	2,820
Susan M. Kelliher	1,175	4,700	9,400	6,268	(1)

1As Ms. Kelliher’s employment terminated June 30, 2016, only 6,268 grants were earned.

Half of the shares earned vested on February 23, 2017, when the Committee certified performance. The other half will vest on January 1, 2018.

2016 LTIP grants

In February 2016, the Committee approved a total grant value for the NEOs under the LTIP. The values granted to each NEO are set forth below, as well as the approximate percentage apportioned in the form of PSUs, RSUs and Stock Options. Mr. Kissam’s equity grant reflects our emphasis on long-term incentives in our pay mix, with base salary below market median, target total cash below market median and equity above market median for a total direct compensation at target approximating the market median.

	2016 Grants
	Value Granted	Stock Options	RSUs	PSUs
Luther C. Kissam IV	$4,000,000	25%	25%	50%
Scott A. Tozier	$900,000	25%	25%	50%
Karen G. Narwold	$700,000	25%	25%	50%
Matthew K. Juneau	$600,000	25%	25%	50%
Donald J. LaBauve, Jr.	$150,000	0%	50%	50%
Susan M. Kelliher	$500,000	25%	25%	50%

The number of units for the PSUs and RSUs was based on the stock closing price at the grant date. The number of stock options was determined using the Black Scholes value of the options.

PSU Grants

In February 2016, the Committee approved a grant of PSUs, based on the grant date closing stock price, to our NEOs, as follows:

	2016 PSU Grants
	Number of Units at	Number of Units at	Number of Units at
	Threshold	Target	Superior
	25%	100%	200%
Luther C. Kissam IV	8,841	35,361	70,722
Scott A. Tozier	1,990	7,957	15,914
Karen G. Narwold	1,548	6,189	12,378
Matthew K. Juneau	1,327	5,305	10,610
Donald J. LaBauve, Jr.	332	1,327	2,654
Susan M. Kelliher	1,106	4,421	8,842

Consistent with the approach adopted in 2014, the 2016 PSU grant is based on the Company’s TSR relative to the Peer Group as measured over a three-year performance period.

The following table illustrates threshold, target and superior relative performance levels and the percentage of the target grant earned for each performance level. Results between threshold and target and target and superior performance will be interpolated.

Performance and payout opportunities as shown in the table reflect the dual character of the PSU grant:

•The grant is performance-based to ensure payout opportunities are aligned with shareholder interests.

•The grant is also competitive in nature and as such reflects performance and payout opportunities aligned with the Peer Group and the broader market in which we compete for talent. This includes payout opportunities for performance below the median.

	2016 PSU Grant Metrics
	Threshold	Target	Superior
Percentile performance relative to the 2016 Peer Group	25th	50th	75th
% of Grants Earned	25%	100%	200%

Half of any shares earned will vest in early 2019 at the time the Committee evaluates the three-year relative TSR performance against the performance of the Company’s 2016 Peer Group. The other half will vest on January 1, 2020.

RSU Grants

In February 2016, the Committee approved RSU awards to our NEOs, as follows:

2016 Restricted Stock Units
Luther C. Kissam IV	17,682
Scott A. Tozier	3,980
Karen G. Narwold	3,096
Matthew K. Juneau	2,654
Donald J. LaBauve, Jr.	1,328
Susan M. Kelliher	2,212

Half of the RSUs will vest on each of the third and fourth anniversary of the grant date in 2019 and 2020.

In May 2016, the Committee approved an additional RSU grant for Ms. Narwold of $500,000 in recognition of her new and expanded role as Executive Vice President, Chief Administrative Officer and Corporate Secretary (her responsibilities include Legal, Government and Regulatory Affairs, Corporate Communications, Information Technology, and Human Resources). Ms. Narwold received 6,591 RSUs based on the stock closing price of the grant date. The RSUs will vest on the third anniversary of the grant date in 2019.

Stock Option Grants

In February 2016, the Committee approved a grant of stock options to our NEOs, as follows:

2016 Stock Options
Luther C. Kissam IV	62,267
Scott A. Tozier	14,010
Karen G. Narwold	10,897
Matthew K. Juneau	9,340
Donald J. LaBauve, Jr.	N/A
Susan M. Kelliher	7,784

The options vest on the third anniversary of the grant date and expire ten years from the date of the grant.

Other benefits the Company provides to NEOs

The Company provides NEOs with the same benefits provided to other Albemarle employees, including:

•Health and dental insurance (Company pays a portion of costs);

•Basic life insurance;

•Long-term disability insurance;

•Participation in the Albemarle Corporation Savings Plan (the “Savings Plan”), including Company matching and defined contribution pension contributions;

•Participation in the EDCP (see below for definition);

•Participation in Albemarle Corporation Pension Plan (“Pension Plan”) for those executives hired prior to 2004 (Messrs. Kissam, Juneau and LaBauve only); and

•Matching charitable contributions.

Executive Deferred Compensation Plan (“EDCP”)

We maintain a deferred compensation plan that covers executives, including the NEOs, who are limited in how much they can contribute to tax-qualified deferred compensation plans (such as our Savings Plan). We maintain this plan in order to be competitive and because we want to encourage executives to save for their retirement. A participant in the EDCP may defer up to 50% of base salary and/or up to 100% of cash incentive awards. We also provide for employer contributions in the EDCP to provide executives with the same proportional benefits as are provided to all other employees, but that cannot be provided under our tax-qualified plan because of statutory limitations that apply under that plan.

Defined Benefit Plan

Until April 1, 2004, we maintained a traditional tax-qualified defined benefit pension plan. In 2004, we implemented a new defined contribution pension benefit in our tax-qualified Savings Plan for all non-represented employees hired on or after April 1, 2004, and limited participation in the defined benefit pension plan to then-current participants. Mr. Kissam, Mr. Juneau and Mr. LaBauve joined the Company prior to April 1, 2004, and, as such, participated in the defined benefit pension plan. We also maintain a supplemental executive retirement plan (“SERP”) to provide participants with the difference between (i) the benefits they would actually accrue under the qualified defined benefit pension plan but for the maximum compensation and benefit limitations under the Internal Revenue Code, and (ii) the benefits actually accrued under the qualified plan, which are subject to the Code’s compensation and benefit limits. Certain provisions of the SERP also permit the Committee to award key executives additional pension credits related to offset reduction in the qualified defined benefit pension plan as a mid-career hire. This provision was also limited to then-current participants in 2004 concurrent with the qualified plan changes. The Company froze accruals in the above-referenced tax-qualified and non-qualified (SERP) defined benefit plans effective December 31, 2014.

Beginning on January 1, 2013, all our NEOs, regardless of hire date, participate in the same tax- qualified Savings Plan and non-qualified defined contribution plan (EDCP). The new defined contribution plan design has provided all participating employees the opportunity to receive a Company contribution of 11% of their base and bonus earnings for the calendar year if they contribute at least 9% of their base and bonus earnings to the Savings Plan. Such Company contributions go into the tax-qualified Savings Plan up to the compensation and benefit limitations under the Code, and after that are credited to an EDCP account.

Perquisites

Our perquisites are intended to be limited in nature, and are focused in areas directly related to a business purpose, or in helping to foster the health, security and well-being of our senior executives for the benefit of the Company.

In some cases, we have determined it is appropriate for executives, including our NEOs, to belong to a golf or social club, so they have a venue in which to entertain customers, and to interact with members of their communities.

When an NEO is required to geographically relocate in order to join the Company, or is asked to relocate due to a change in their work location after joining the Company, we provide them with the same relocation package that is also offered to management and senior professional employees. Certain relocation expenses are grossed-up for taxes, as is the competitive practice within our Peer Group, and more broadly, in the general marketplace.

We also offer limited reimbursement for executive physical exams and financial planning. Our policy is to not provide tax gross-ups on such amounts to NEOs.

Post-termination payments

We believe that providing our executives, including our NEOs, with reasonable severance benefits aligns their interests with shareholders’ interests in the context of potential change in control transactions, and also believe that such benefits help facilitate our recruitment and retention of senior executive talent.

Consistent with this philosophy, we maintain a Severance Pay Plan (“SPP”), which provides severance payments to certain of our employees if we (a) terminate their employment without cause (or request that they relocate and they elect not to do so) after a change in control, or (b) eliminate their position (or a change in our organizational structure has a similar effect) outside of a change in control. The SPP provides our NEOs with severance payments only in the absence of a change in control.

Between 2006 and 2016, we entered into severance compensation agreements (and related amendments) with each of our NEOs, providing for severance payments for a change in control-related termination. On December 7, 2016, we agreed to amend severance compensation agreements previously entered into with each of Luther C. Kissam (Chairman, President and Chief Executive Officer), Scott A. Tozier (Executive Vice President and Chief Financial Officer), Karen G. Narwold (Executive Vice President and Chief Administrative Officer) and Matthew K. Juneau (Executive Vice President of Corporate Strategy and Investor Relations) to provide for an extension of the non-competition period described in the agreements from one to two years in exchange for a lump sum payment equal to the value of the executives’ agreement to the covenant not to compete for such two-year period, as determined by a third party at the time of the termination of employment. The executives’ severance compensation agreements were also amended to provide for (i) relocation benefits under the Company’s U.S. Domestic Executive Relocation Policy in certain instances, and (ii) Company-paid continued dental and vision coverage for 18 months (24 months for Mr. Kissam) from the termination of employment.

In 2015, each severance agreement was amended to provide that on a change in control, any outstanding awards granted under our incentive plans will be treated in accordance with the terms of the notices granting such awards. None of the severance compensation agreements in effect include an excise tax gross-up.

The Committee periodically reviews our post-employment compensation arrangements taking best practices into consideration, and believes that these arrangements are generally consistent with arrangements currently being offered by our Peer Group. The Committee has determined that both the terms and payout levels are appropriate to accomplish our stated objectives. The Committee also considered the non-competition agreement that we would receive from the NEO in exchange for any post-employment termination benefits. Based on these considerations, the Committee believes that such arrangements are appropriate and reasonable.

For additional information with respect to change in control arrangements, please see “Agreements with Executive Officers and Other Potential Payments upon Termination or a Change in Control”on page 44.

ADDITIONAL INFORMATION

We believe this additional information may assist you in better understanding our compensation practices and principles.

Role of the Committee and the CEO

The Committee, consisting entirely of independent Directors, is responsible for executive compensation. As part of the compensation-setting process each year, the Committee meets periodically with the CEO to review a list of corporate performance goals and receives comments from members of the Board of Directors. The CEO recommends to the Committee the compensation amounts for each of our NEOs, other than himself. The Committee has retained an independent compensation consultant, Pearl Meyer, to provide advice on best practices and market developments. The CEO, the Executive Vice President and Chief Administrative Officer, Human Resources staff members and the Committee’s consultant attend Committee meetings and make recommendations regarding plan design and levels of compensation.

While the Committee will ask for advice and recommendations from management and Pearl Meyer, the Committee is responsible for executive compensation and as such:

•Sets NEO base salaries;

•Reviews financial and operational goals, performance measures and strategic and operating plans for the Company;

•Establishes specific goals, objectives and potential awards for the AIP and LTIP;

•Reviews annual and long-term performance against goals and objectives and approves payment of any incentive earned;

•Reviews contractual agreements and benefits, including supplemental retirement and any payments that may be earned upon termination, and makes changes as appropriate;

•Reviews incentive plan designs and makes changes as appropriate; and

•Reviews total compensation to ensure compensation earned by NEOs is fair and reasonable relative to corporate and individual performance.

Total compensation actions, annual and long-term performance goals and objectives, contractual agreements and benefits are discussed with and approved by the Board. The Incentive Plan governing short and long term incentives is approved by the Board and subject to shareholder approval (see Proposal 4).

Role of Compensation Consultant

The Committee retained Pearl Meyer to provide independent advice to the Committee. Pearl Meyer gathers and analyzes data at the direction of the Committee, advises the Committee on compensation standards and trends, and assists in the development of policies and programs. The Committee directs, approves and evaluates Pearl Meyer’s work in relation to all executive compensation matters. The Committee considers Pearl Meyer to be independent from our management pursuant to SEC standards. Please see “Independence of the Executive Compensation Consultant” on page 58.

The Committee regularly meets with Pearl Meyer without management present. Pearl Meyer participates in Committee meetings throughout the year, reviews materials in advance, consults with the Chairperson of the Committee, provides to the Committee data on market trends and compensation design, assesses recommendations for base salary and annual incentive awards for our NEOs and periodically meets with management. Pearl Meyer may provide consulting advice to management outside the scope of executive compensation with the approval of the Committee. In 2016, Pearl Meyer did not provide consulting advice to management outside the scope of executive compensation. The Committee does not delegate authority to Pearl Meyer.

Deductibility of Compensation

In determining the total compensation of each NEO, the Committee considers the tax deductibility of compensation. The Committee believes it is in our best interest and that of our shareholders to provide compensation that is tax deductible by the Company. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward executives consistent with our compensation philosophy for each compensation element.

Clawbacks

The 2008 Incentive Plan contains a forfeiture and recoupment policy provision for cash and equity awards paid to an awardee (including NEOs and other recipients) in the event of a restatement of financial results due to the misconduct of the awardee or the failure of the awardee to prevent such misconduct. Awards may also provide for cancellation, forfeiture , reduction, or recoupment upon the occurrence of certain specified events, such as termination of employment for cause, violation of Company policies, breach of noncompetition or confidentiality covenants, or other conduct by an employee that is detrimental to the business or reputation of the Company.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE
John Sherman Jr., Chair
J. Kent Masters
Harriett Tee Taggart

March 30, 2017

COMPENSATION OF EXECUTIVE OFFICERS

Total Compensation of Our Named Executive Officers

The following table presents information for the fiscal years ended December 31, 2016, 2015 and 2014 relating to total compensation of our CEO, CFO, and the three other highest paid executive officers as well as one former executive officer who left the Company on June 30, 2016 (the “NEOs”).

SUMMARY COMPENSATION TABLE

Summary Compensation Table
									Change in
									Pension
								Non-Equity	Value
					Stock		Option	Incentive Plan	and NQDC	All Other
Name and Principal Position	Year	Salary(1)	Bonus		Awards(2)		Awards(2)	Compensation	Earnings(4)	Compensation(8)	Total
Luther C. Kissam IV	2016	$871,500	$—		$3,695,834	(3)	$1,000,008	$1,682,415	$595,260	$589,133	$8,434,150
Chairman, President and	2015	830,000	—		2,368,441		1,600,015	850,000	(582,528)	196,094	5,262,022
Chief Executive Officer	2014	800,000	—		5,005,028		1,600,028	677,600	2,092,661	132,141	10,307,458
Scott A. Tozier	2016	505,000	—		831,705	(3)	225,001	700,000	—	215,035	2,476,741
Executive Vice President,	2015	500,000	—		532,924		360,022	330,000	—	143,728	1,866,674
Chief Financial Officer	2014	457,596	—		1,069,366		360,002	425,000	—	75,738	2,387,702
Karen G. Narwold	2016	455,000	—		1,123,254	(3)	175,006	650,000	—	1,316,665	3,719,925
Executive Vice President,	2015	435,000	—		414,497		280,033	320,000	—	127,690	1,577,220
Chief Administrative Officer and Corporate Secretary	2014	415,000	—		750,874		240,001	375,000	—	78,002	1,858,877
Matthew K. Juneau	2016	411,250	—		554,532	(3)	150,000	620,000	172,700	117,155	2,025,637
Executive Vice President,	2015	396,250	—		355,283		240,014	410,000	(398,098)	79,513	1,082,962
Corporate Strategy and Investor Relations	2014	361,167	—		750,874		240,001	185,000	863,749	60,341	2,461,132
Donald J. LaBauve, Jr.(5) Vice President, Corporate Controller and Chief Accounting Officer	2016	279,896	—		173,890	(3)	—	174,400	63,917	86,518	778,621
Susan M. Kelliher(6)	2016	197,500	—		462,140	(3)	125,011	—	—	1,049,669	1,834,320
Former Senior Vice	2015	390,250	—		296,069		200,044	240,000	—	82,219	1,208,582
President, Human Resources	2014	371,000	50,000	(7)	584,774		200,040	190,000	—	61,787	1,457,601

(1)

Salary amounts include cash compensation earned by each named executive officer during the applicable fiscal year, as well as any amounts earned in the applicable fiscal year but contributed into the Savings Plan and/or deferred at the election of the named executive officer into the EDCP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in fiscal year 2016, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” on page 43.

(2)

The amount represents the aggregate grant date fair value of stock or option award(s) recognized in the fiscal year in accordance with FASB ASC Topic 718. This amount does not reflect our accounting expense for these award(s) during the year and does not correspond to the actual cash value that will be recognized by the named executive officer when received. For assumptions for 2016 awards, please see Note 18 to our Consolidated Financial Statements beginning on page 98 of the 2016 Annual Report. For assumptions for 2015 awards, please see Note 18 to our Consolidated Financial Statements beginning on page 99 of the Annual Report for the fiscal year ended December 31, 2015. For assumptions for 2014 awards, please see Note 15 to our Consolidated Financial Statements beginning on page 83 of the Annual Report for the fiscal year ended December 31, 2014. Information on individual equity awards granted to each of the named executive officers in fiscal year 2016 is set forth in the section entitled “Grants of Plan-Based Awards” on page 34

(3)

Amounts for fiscal year 2016 include performance unit awards with a performance measure of Total Shareholder Return calculated at 100% of Target level, assuming a fair value per share of $78.0300 using the Monte Carlo valuation method. The maximum payable for Superior level performance on our 2016 PSU award is 200% of Target level. The aggregate grant date fair value at the Superior level of 200% for each of the named executive officers is: Mr. Kissam $5,518,438; Mr. Tozier $1,241,769; Ms. Narwold $965,855; Mr. Juneau $827,898; Mr. LaBauve $207,092; and Ms. Kelliher $689,941. Also includes 2016 Restricted Stock Units assuming a fair value price per share of $52.97 with an aggregate grant date fair value for Mr. Kissam $936,616; Mr. Tozier $210,821; Ms. Narwold $163,995; Mr. Juneau $140,582; Mr. LaBauve $70,344; and Ms. Kelliher $117,170. Also includes a May 2016 Restricted Stock Unit award granted to Ms. Narwold of 6,591 shares with a grant date fair value of $476,332, assuming a fair value price per shares of $72.27.

(4)

Includes the actuarial increases in the present values of the named executive officers’ benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Messrs. Kissam and Juneau had, respectively a loss of $582,528 and $398,098 in 2015. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 15 to our Consolidated Financial Statements beginning on page 87 of the 2016 Annual Report.

(5)	Mr. LaBauve was not a named executive officer in fiscal years 2014 or 2015.
(6)	Ms. Kelliher was a named executive officer in fiscal years 2015 and 2016. She resigned from her position with the Company effective June 30, 2016.
(7)	Ms. Kelliher received the third and final payment of the sign-on bonus included in the hiring package offered in 2012 for the amount of $50,000.
(8)	All other compensation amounts include:

All Other Compensation
Name	Company Contributions to Albemarle 401K Plan	Company Contributions to Defined Retirement Benefit in Savings Plan	Company Contributions to Nonqualified Deferred Compensation Plan	Dividends Paid on Restricted Stock	Country Club Dues	Executive Physical Exam	Executive Supplemental LTD	Other(1)(2)(3)		Total
Luther C. Kissam IV	12,975	13,250	255,151	—	10,040	3,300	—	294,417		589,133
Scott A. Tozier	12,975	13,250	106,000	—	—	3,029	—	79,781		215,035
Karen G. Narwold	12,975	13,250	95,366	—	—	2,500	121	1,192,452		1,316,665
Matthew K. Juneau	12,975	13,250	76,930	—	—	—	—	14,000		117,155
Donald J. LaBauve, Jr.	12,975	13,250	24,357	—	—	—	—	35,936		86,518
Susan M. Kelliher	12,975	13,250	14,483	—	—	4,000	—	1,004,961	(4)	1,049,669

(1)Amounts represent personal financial consulting expenses paid by the Company on behalf of the named executive officers. None of the amounts include any tax gross ups except as set forth in footnote (2), below. The amount of expense paid in 2016 was for: Mr. Kissam $14,000, Mr. Tozier $14,000, Ms. Narwold $10,431, and Mr. Juneau $14,000.

(2)The company relocated its headquarters in 2016 from Baron Rouge, Louisiana to Charlotte, North Carolina. The company offered relocation benefits to all employees it asked to relocate, including its NEOs. The “Other” column includes relocation expenses paid in 2016 related to the Headquarter move from Baton Rouge, LA to Charlotte, NC and include costs for buying and selling their home, household goods move, and a miscellaneous expense allowance. The expenses for Mr. Kissam were $264,364 including a tax gross up amount of $18,789; expenses for Mr. Tozier were $63,316 including a tax gross up of $3,398; expenses for Ms. Narwold were $1,180,014 including a tax gross up of $331,124 ($623,656 was for loss on home sale); expenses for Mr. LaBauve were $35,936 including a tax gross up of $8,525. The expense for Ms. Kelliher is for $496 for an administrative relocation related expense.

(3)Includes amounts for personal use of Company aircraft, which did not include a tax gross-up for the following amounts: 2016 for Mr. Kissam $16,053, Mr. Tozier $2,465, and Ms. Narwold $2,007.

(4)Ms. Kelliher decided not to relocate to Charlotte as part of the headquarters relocation, and terminated her employment effective June 30, 2016. Consistent with the headquarters relocation program for those choosing not to relocate, she received a retention bonus of $197,500 to ensure a smooth transition. At the time of her termination, Ms. Kelliher received a severance payment of $691,250 and a vacation payout of $6,077. After her employment ended, Ms. Kelliher continued to offer her services as a consultant with a focus on the Chemetall® divestiture and was paid a consulting fee of $109,638 over a period of 4 months. Due to her departure, Ms. Kelliher forfeited Performance Units, Restricted Stock Units, and Stock Options as specified in footnote 10 of the Outstanding Equity Awards at Fiscal Year-End table.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Executive Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all employee, including non-executive, compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. At the Committee’s direction, our Executive Vice President, Chief Administrative Officer and Corporate Secretary and her staff, together with our Chief Risk and Compliance Officer and a member of our internal audit team, conducted a risk assessment of our compensation programs. This assessment included, but was not limited to, evaluation of each compensation program based on the following categories: (i) performance measures, (ii) funding, (iii) performance period, (iv) pay mix, (v) goal setting and leverage, and (vi) controls and processes.

The Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk-taking. The Committee therefore determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Committee considered the attributes of our programs, including:

•The balance between annual and long-term performance opportunities;

•Alignment of our programs with business strategies focused on long-term growth and sustained shareholder value;

•Dependence upon the achievement of specific corporate and individual performance goals that are objectively determined with verifiable results;

•The corporate goals include both financial and stewardship metrics (safety and environment) and have pre-established Threshold, Target and Maximum award limits;

•The Executive Compensation Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts;

•Stock ownership guidelines that are reasonable and align executives’ interests with those of our shareholders; and

•Forfeiture and recoupment policy provisions in the Plan for cash and equity awards.

Grants of Plan-Based Awards

The Plan serves as the core program for the performance-based compensation components of our named executive officers’ total compensation. In early 2008, our shareholders approved the Plan, which defines the incentive arrangements for eligible participants and:

•Authorizes the granting of annual cash incentive awards, stock options, stock appreciation rights, performance shares, restricted stock, RSUs and other incentive awards, all of which may be made subject to the attainment of performance goals recommended by management and approved by the Executive Compensation Committee;

•Provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•Establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant under the Plan.

With the exception of significant promotions and new executive hires, grants generally are made at the first meeting of the Executive Compensation Committee each year following the availability of the financial results for the prior year. Awards to our named executive officers were made on February 24, 2014, for the 2014 LTIP, February 24, 2015, for the 2015 LTIP, February 26, 2016, for the 2016 LTIP, and February 24, 2017, for the 2017 LTIP. These awards consist of stock options, PSUs and RSUs.

•The 2014, 2015, 2016 and 2017 awards of PSUs vest 50% at the time the Executive Compensation Committee determines the performance relative to the goals at the end of the three-year performance period, and the remaining 50% vests on the following January 1.

•The 2013, 2014 and 2015 awards of stock options ratably vest on the third, fourth and fifth anniversaries of the grant date. The 2016 and 2017 stock options fully vest on the third anniversary of the grant date.

•The 2014 award of performance based RSUs vests 50% at the time the Executive Compensation Committee determines the performance relative to the goals at the end of the two-year performance period (early 2016), and the remaining 50% vest on January 1, 2017. The 2015, 2016 and 2017 awards of RSUs will vest 50% on the third anniversary of the grant date, while the remaining 50% will vest on the fourth anniversary of the grant date.

For additional information with respect to these awards, please see “Compensation Discussion and Analysis” beginning on page 7.

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2016.

GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards
									All Other
		Estimated Future Payouts Under			Estimated Future Payouts Under			All Other	Option		Grant Date
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			Stock	Awards		Aggregate
								Awards	# of		Fair Value of
								Number of	Securities	Base	Stock and
					Threshold	Target	Max	Stocks or	Underlying	Price per	Option
	Grant				# of	# of	# of	Units	Options	Option	Awards(2)(3)
Name	Date	Threshold	Target	Max	Shares	Shares	Shares	# of Shares	# of Shares	Award(4)	$
		$0	$1,102,500	$2,205,000
Luther C. Kissam IV	2/26/2016				8,840	35,361	70,722				$ 2,759,219
	2/26/2016							17,682			$ 936,616
	2/26/2016								62,267	$56.56	$ 1,000,008
		$0	$378,750	$757,500
Scott A. Tozier	2/26/2016				1,989	7,957	15,914				$ 620,885
	2/26/2016							3,980			$ 210,821
	2/26/2016								14,010	$56.56	$ 225,001
		$0	$345,000	$690,000
	5/12/2016							6,591			$ 476,332
Karen G. Narwold	2/26/2016				1,547	6,189	12,378				$ 482,928
	2/26/2016							3,096			$ 163,995
	2/26/2016								10,897	$56.56	$ 175,006
		$0	$311,250	$622,500
Matthew K. Juneau	2/26/2016				1,326	5,305	10,610				$ 413,949
	2/26/2016							2,654			$ 140,582
	2/26/2016								9,340	$56.56	$ 150,000
		$0	$114,286	$228,572
Donald J. LaBauve, Jr.					332	1,327	2,654				$ 103,546
								1,328			$ 70,344
		$0	$0	$0
Susan M. Kelliher	2/26/2016				1,105	4,421	8,842				$ 344,971
	2/26/2016							2,212			$ 117,170
	2/26/2016								7,784	$56.56	$ 125,011

1For additional information with respect to the AIP and PSU awards, please see “Compensation Discussion and Analysis” beginning on page 7.

2Reflects the full grant date fair market value of the PSU award made February 26, 2016, with a performance measure of TSR calculated at 100% of Target level that vests 50% in 2019 and 50% in 2020 if the performance metrics are met. Assumes a fair value per share of $78.03 using the Monte Carlo valuation method.

3Reflects the full grant date fair market values of the RSU award made February 26, 2016. The restricted stock units will vest in equal increments on the third and fourth anniversaries of the grant date.

4On February 26, 2016, the Executive Compensation Committee approved grants of 62,267, 14,010, 10,897, 9,340 and 7,784 options to Mr. Kissam, Mr. Tozier, Ms. Narwold, Mr. Juneau, and Ms. Kelliher, respectively, under the Plan. Assumes a fair value per share of $16.06 under the Black Scholes fair value model. The exercise price of each stock option is $56.56, which represents the closing price of our Common Stock as of the date of the grants. The options will cliff vest on the third anniversary of the date of grant, or February 26, 2019. The expiration date of the options is February 25, 2026, ten years from date of grant. If the individual terminates employment with us for any reason prior to the full vesting of such award, the unvested portions of such award will be forfeited. However, if the individual retires, becomes disabled, dies, or is terminated by the company without cause, then the individual will become vested in a pro-rata portion of the stock options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of unexercised options, non-vested stock (including restricted stock, restricted stock units or performance units) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2016.

	Option Awards					Stock Awards
											Equity
									Equity		Incentive Plan
									Incentive Plan		Awards:
									Awards:		Market or
									Number of		Payout Value
	Number of	Number of				Number of	Market Value		Unearned		of Unearned
	Securities	Securities				Shares or	of Shares or		Shares, Units		Shares, Units
	Underlying	Underlying				Unites of Stock	Units of Stock		or Other Rights		or Other Rights
	Unexercised	Unexercised		Option Exercise		That Have Not	That Have Not		That Have Not		That Have Not
	Options	Options	Option	Price	Option	Vested	Vested[2]		Vested		Vested(2)
Name	(#) Exercisable(1)	(#) Unexercisable(1)	Grant Date(1)	($)	Expiration Date	(#)	($)		(#)		($)
Luther C. Kissam IV	50,000		4/1/2009	$ 22.45	3/31/2019
	36,000		3/12/2010	$ 41.94	3/11/2020
	40,000		1/31/2011	$ 56.16	1/30/2021
	59,000		2/24/2012	$ 66.14	2/23/2022
	27,464	54,926	2/22/2013	$ 65.00	2/21/2023
		81,801	2/24/2014	$ 63.84	2/23/2024
		99,195	2/24/2015	$ 56.08	2/23/2025
		62267	2/26/2016	$ 56.56	2/25/2026
						17,682	$ 1,522,067	(7)
									16,291	(3)	$ 1,402,360
									75,188	(4)	$ 6,472,183
									42,798	(5)	$ 3,684,052
									35,361	(6)	$ 3,043,875
Scott A. Tozier	25,000		1/31/2011	$ 56.16	1/30/2021
	14,500		2/24/2012	$ 66.14	2/23/2022
	5,493	10,985	2/22/2013	$ 65.00	2/21/2023
		18,405	2/24/2014	$ 63.84	2/23/2024
		22,320	2/24/2015	$ 56.08	2/23/2025
		14,010	2/26/2016	$ 56.56	2/25/2026
						3,980	$ 342,598	(7)
									3,259	(3)	$ 280,517
									16,920	(4)	$ 1,456,474
									9,630	(5)	$ 828,950
									7,957	(6)	$ 684,939
Karen G. Narwold	20,000		9/13/2010	$ 42.13	9/12/2020
	11,500		1/31/2011	$ 56.16	1/30/2021
	12,500		2/24/2012	$ 66.14	2/23/2022
	4,120	8,239	2/22/2013	$ 65.00	2/21/2023
		12,270	2/24/2014	$ 63.84	2/23/2024
		17,361	2/24/2015	$ 56.08	2/23/2025
		10,897	2/26/2016	$ 56.56	2/25/2026
						3,096	$ 266,504	(7)
						6,591	$ 567,353	(8)
									2,444	(3)	$ 210,388
									11,280	(4)	$ 970,982
									7,490	(5)	$ 644,739
									6,189	(6)	$ 532,749
Matthew K. Juneau	10,400		1/31/2011	$ 56.16	1/30/2021
	9,700		2/24/2012	$ 66.14	2/23/2022
	3,433	6,866	2/22/2013	$ 65.00	2/21/2023
		12,270	2/24/2014	$ 63.84	2/23/2024
		14,880	2/24/2015	$ 56.08	2/23/2025
		9,340	2/26/2016	$ 56.56	2/25/2026
						2,654	$ 228,456	(7)
									2,444	(3)	$ 210,388
									11,280	(4)	$ 970,982
									6,420	(5)	$ 552,634
									5,305	(6)	$ 456,654
Donald J. LaBauve, Jr.	1,000		3/12/2010	$ 41.94	3/11/2020
	1,866		1/31/2011	$ 56.16	1/30/2021
	2,300		2/24/2012	$ 66.14	2/23/2022
	1,030	2,060	2/22/2013	$ 65.00	2/21/2023
		3,069	2/24/2014	$ 63.84	2/23/2024
		3,720	2/24/2015	$ 56.08	2/23/2025
						2,375	$ 204,440	(7)
						1,328	$ 114,314	(9)
									611	(3)	$ 52,597
									2,820	(4)	$ 242,746
									1,606	(5)	$ 138,244
									1,327	(6)	$ 114,228
Susan M. Kelliher (10)		865	2/26/2016	$ 56.56	2/25/2026
									2,037	(3)	$ 175,323
									6,268	(4)	$ 539,549
									1,784	(5)	$ 153,567
									737	(6)	$ 63,441

(1)The vesting dates for the stock options outstanding are as follows per option grant date:

Grant Date	Vesting Schedule
04/01/2009	Cliff vested on third anniversary of grant date, or April 1, 2012
03/12/2010	Vested in three equal increments on the first, second and third anniversaries of the grant date, or March 12, 2011, 2012 and 2013
09/13/2010	Cliff vested on third anniversary of the grant date, or September 13, 2013
01/31/2011

Vested in three equal increments on the first, second and third anniversaries of the grant date, or January 31, 2012, 2013 and 2014 (except for Mr. Tozier’s stock option award, which cliff vested on third anniversary of grant date, or January 31, 2014)

02/24/2012	Vested in three equal increments on the first, second and third anniversaries of the grant date, or February 24, 2013, 2014 and 2015
02/22/2013	Vests in three equal increments on the third, fourth and fifth anniversaries of the grant date, or February 22, 2016, 2017 and 2018
02/24/2014	Vests in three equal increments on the third, fourth and fifth anniversaries of the grant date, or February 24, 2017, 2018 and 2019
02/24/2015	Vests in three equal increments on the third, fourth and fifth anniversaries of the grant date, or February 24, 2018, 2019 and 2020
02/26/2016	Cliff vests on the third anniversary of the grant date, or February 26, 2019

(2)Based on the closing price per share of Common Stock on December 30, 2016, which was $86.08.

(3)Reflects an RSU award granted in 2014 that vested 50% in 2016 with the remaining 50% having vested on January 1, 2017. Assumes 100% vesting of the award at the earned amount of 86.67%. The RSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the RSU awards, please see “Compensation Discussion and Analysis” beginning on page 7.

(4)Reflects a PSU award granted in 2014 that will vest 50% in 2017 with the remaining 50% vesting on January 1, 2018. Assumes 100% vesting of the award at a 200% Superior level. The PSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis.”

(5)Reflects a PSU award granted in 2015 that if earned will vest 50% in 2018 with the remaining 50% vesting on January 1, 2019. Assumes 100% vesting of the award at a 100% Target level. The PSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis.”

(6)Reflects a PSU award granted in 2016 that if earned will vest 50% in 2019 with the remaining 50% vesting on January 1, 2020. Assumes 100% vesting of the award at a 100% Target level. The PSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis.”

(7)Reflects a RSU award granted in 2016 that will vest 50% in 2019 with the remaining 50% vesting in 2020. The RSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis.”

(8)Reflects a RSU award granted in 2016 that cliff vests on the third anniversary date of the grant, May 12, 2019. The RSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”

(9)Reflects a RSU award granted in 2015 that cliff vests on the third anniversary date of the grant, May 8, 2018. The RSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the RSU awards, please see “Compensation Discussion and Analysis.”

(10)The following table provides an overview of the equity forfeited by Ms. Kelliher due to her departure.

	Cancelled as a result of Termination
Grant Dates	2/22/2013	2/24/2014	2/24/2015	2/26/2016
Performance Units		1,567	3,566	3,684
Restricted Stock Units				1,966
Stock Options	6,866	10,227	12,402	6,919

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and the vesting of stock (including restricted stock, restricted stock units or performance units) for the named executive officers during the fiscal year ended December 31, 2016.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)		Acquired on Vesting (#)	on Vesting ($)
Luther C. Kissam IV	—	—		6,092	$341,213	(5)
	—	—		16,292	$921,476	(6)
	50,000	$3,037,245	(1)	—
Scott A. Tozier	—	—		1,218	$68,220	(5)
	—	—		3,259	$184,329	(6)
Karen G. Narwold	—	—		913	$51,137	(5)
	—	—		2,445	$138,289	(6)
	10,000	$439,844	(2)	—	—
Matthew K. Juneau	—	—		761	$42,624	(5)
	—	—		2,445	$138,289	(6)
	12,000	$595,450	(3)	—	—
Donald J. LaBauve, Jr.	—	—		228	$12,770	(5)
	—	—		612	$34,615	(6)
Susan M. Kelliher	—			761	$42,624	(5)
	—			2,037	$115,213	(6)
	—			246	$19,510	(7)
	9,100	$223,496	(4)	—	—
	3,433	$85,825	(4)	—	—

(1)On August 24, 2016, Mr. Kissam exercised and sold options for 50,000 shares of Common Stock at a grant price of $22.45 and a sale price of $83.1949.

(2)On December 6, 2016, Ms. Narwold exercised and sold options for 10,000 shares of Common Stock at a grant price of $42.13 and a sale price of $86.1144.

(3)On December 8, 2016, Mr. Juneau exercised and sold options for 12,000 shares of Common Stock at a grant price of $41.94 and a sale price of $91.5608.

(4)On December 8, 2016, Ms. Kelliher exercised and sold options for (i) 9,100 shares of Common Stock at a grant price of $65.44; and (ii) 3,433 shares of Common Stock at a grant price of $65.00 and a sale price of $90.0000.

(5)A PSU award granted in 2013 vested on January 1, 2016. The value realized on vesting was calculated using a value of $56.01 per share, which was the closing price of our Common Stock on the New York Stock Exchange (“NYSE”) on December 31, 2015.

(6)A PSU award granted in 2014 vested on February 26, 2016. The value realized on vesting was calculated using a value of $56.56 per share, which was the closing price of our Common Stock on the NYSE on February 26, 2016. This represents 50% of the award. The remaining 50% vested on January 1, 2017.

(7)Reflects the pro-rata vesting of RSUs granted on February 26, 2016 for 246 units. The value realized on vesting was calculated using a value of $79.31 per share, which was the closing price of our Common Stock on the New York Stock Exchange (“NYSE”) on July 1, 2016.

Retirement Benefits

Pension Benefits Table

In 2004, we implemented a new defined contribution retirement pension benefit (“DCPB”) in the Savings Plan for all non-represented employees hired on or after April 1, 2004. Non-represented employees hired prior to that date continued to participate in our defined benefit pension plan.

On October 1, 2012, the Board of Directors approved an amendment to our retirement plans to freeze accrued benefits in the Pension Plan and Albemarle Corporation Supplemental Executive Retirement Plan (“SERP”) effective December 31, 2014, and to provide for non-represented employees hired before April 1, 2004 who are participants in the Pension Plan to (i) become eligible for the DCPB in the Savings Plan effective January 1, 2013, and (ii) receive a one-time employer discretionary contribution in the Savings Plan in December 2012. In addition, the Board of Directors authorized application of a higher benefit formula for calculating accrued benefits in 2013 and 2014 only, as well as including an offset factor that would be applied to accrued benefits earned in 2013 and 2014.

The following table presents information concerning the Pension Plan and the SERP. The Pension Plan provides for payments or other benefits to our named executive officers at, following, or in connection with retirement. To the extent benefits under the Pension Plan exceed limits imposed under applicable provisions of the Code, they will be paid under the SERP.

Pension Benefits
			Number of Years		Present Value of		Payments During Last
Name	Plan Name		Credited Service (#)		Accumulated Benefit ($)	(2)(4)	Fiscal Year
Luther C. Kissam IV	Pension Plan		11.3325	(1)	397,281		–
	SERP	(3)	11.2500	(1)	6,662,552		–
Scott A. Tozier	Pension Plan		N/A		N/A		N/A
	SERP		N/A		N/A		N/A
Karen G. Narwold	Pension Plan		N/A		N/A		N/A
	SERP		N/A		N/A		N/A
Matthew K. Juneau	Pension Plan		32.6650		1,404,326		–
	SERP	(3)	32.6650		1,047,144		–
Donald J. LaBauve, Jr.	Pension Plan		24.3333		788,182		–
	SERP	(3)	24.3333		39,802		–
Susan M. Kelliher	Pension Plan		N/A		N/A		N/A
	SERP		N/A		N/A		N/A

(1)The differences in service between the qualified Pension Plan and the SERP are generally due to rounding differences. The qualified plan bases credited service on hours worked during the year, whereas the SERP special 4% pension benefit bases credited service on the completed years and months of employment. Credited Service for both plans froze as of 12/31/2014.

(2)For the qualified Pension Plan, pension earnings are limited by the 401(a)(17) pay limit. A temporary supplemental early retirement allowance of $5 per month per year of service is payable from the Pension Plan for participants who retire at age 60 with at least 15 years of service. SERP pay for the special 4% benefit includes 100% of cash incentive bonuses paid during the year.

(3)The named individuals are vested in their SERP benefits.

(4)The present value of accumulated benefits including supplements, if any, is based on the actuarial present value of benefits payable at age 60, the earliest age at which unreduced benefits are payable. The following assumptions were used to determine the above present values:

a.Discount rates of 3.66%, 4.71% and 4.48% as of December 31, 2014, 2015 and 2016, respectively;

b.Payment form of a life annuity with a 60-month guarantee of payments from the qualified Pension Plan, and a lump sum from the SERP; and

c.Mortality based on the RP2014 (revised in 2015) healthy annuitants with MP2015 generational projection scales and RP2014 (revised in 2015) healthy annuitants with MP2016 generational projection scales, respectively.

The benefit formula under the Pension Plan is based on the participant’s final average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive awards paid in any fiscal year) during the ten consecutive calendar years immediately preceding the date of determination. Benefits under the Pension Plan are computed on the basis of a life annuity with 60 months of guaranteed payments. The benefits listed in the above compensation table (other than short service benefits under the SERP) are not subject to deduction for Social Security or other offset payments.

Supplemental Executive Retirement Plan

The SERP is a nonqualified defined benefit pension plan that provides eligible individuals the difference between the benefits they would actually accrue under the qualified Pension Plan but for the maximum benefit and compensation limitations under the qualified plan and deferrals of their compensation under our EDCP, and the benefits they actually accrue under the qualified Pension Plan. SERP benefits are paid in a lump sum on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees, as defined under relevant law, not earlier than six months after the employee’s separation from service).

All benefits under the SERP will be immediately paid (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service) if, within 24 months following a change in control, a participant’s employment is terminated.

The SERP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO and the Executive Vice President and Chief Administrative Officer. The Board or the Executive Compensation Committee of the Board may generally amend or terminate the SERP at any time. Certain amendments to the SERP may also be approved by the Employee Relations Committee.

In 2005, we amended and restated the SERP. Some of the amendments to the SERP were made to ensure compliance with Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004 (“Code Section 409A”), which imposes restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the SERP. In 2012, the Board of Directors further amended the SERP (i) to remove the current provisions for freezing Final Average Compensation (as defined in the SERP) on and after December 31, 2012, and (ii) to freeze all benefits under the SERP as of December 31, 2014, which is consistent with the changes under our qualified Pension Plan.

In addition to the retirement benefits provided under the Pension Plan and the SERP, which are reflected in the table above, certain key employees may be granted special pension benefits equal to 4% of the employee’s average pay over the highest three consecutive years of service before the determination date, multiplied by the number of years of service up to 15 years, net of certain other benefits (including amounts received under the qualified and nonqualified plans). These benefits vest only after the employee has completed five years of service with us and are paid on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service). All such benefits shall be paid in one lump sum payment. These benefits have been granted to Mr. Kissam.

Nonqualified Deferred Compensation

Executive Deferred Compensation Plan. Company contributions that cannot be made under our qualified Savings Plan because of limitations under the Code are credited under the EDCP. In addition to these Savings Plan’s make-up contributions, an EDCP participant may elect to defer up to 50% of base salary and/or 100% of each cash incentive award paid in a year. Such amounts are deferred and will be paid at specified payment dates or upon retirement or other termination of employment. The EDCP also provides for a supplemental benefit of 5% of compensation in excess of amounts that may be recognized under the tax-qualified Savings Plan and of the cash incentive bonus award paid during the year.

Amounts credited under the EDCP are credited daily with investment gains and losses as if such amounts were invested in one or more of the Plan’s investment options. Accounts are generally paid at the time and in the form specified by participants when they make deferral elections, or upon a participant’s earlier death or disability.

The EDCP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO and the Executive Vice President and Chief Administrative Officer. The Executive Compensation Committee of the Board may generally amend or terminate the EDCP at any time. Certain amendments to the EDCP may also be approved by the Employee Relations Committee.

The following table presents information concerning our named executive officers’ benefits under the EDCP.

NONQUALIFIED DEFERRED COMPENSATION(1)

Nonqualified Deferred Compensation
	Executive	Company	Net Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)(2)	($)(3)	($)	($)(4)(5)
Luther C. Kissam IV	$—	$166,990	$141,518	$—	827,951
Scott A. Tozier	—	67,940	31,058	—	315,823
Karen G. Narwold	—	61,042	17,139	—	237,326
Matthew K. Juneau	79,562	65,946	66,418	—	736,002
Donald J. LaBauve, Jr.	—	25,687	1	—	52,703
Susan M. Kelliher	—	23,710	997.95	—	107,199

(1)Amounts reflected are based on activities recorded by Merrill Lynch, the plan’s administrator, as of December 31, 2016.

(2)All amounts are reported as compensation to the named executive officers in the Summary Compensation Table.

(3)Amounts reflected are based on aggregate earnings and gain/loss in last FY.

(4)Ending balances include Saving Plan’s make-up contributions and Company contributions on deferred base salary and/or cash incentive awards of the following amounts: Mr. Kissam: $92,415; Mr. Tozier: $38,388; Ms. Narwold: $34,625; Mr. Juneau: $37,300; Mr. LaBauve: $15,341 and Ms. Kelliher: $14,262.

(5)Executive contributions included in aggregate balance that are reported as compensation to the named executive officers in the Summary Compensation Table in 2014, 2015 and 2016 are as follows: Mr. Tozier: $2,700 (2014); and Mr. Juneau: $79,562 (2016), $43,521 (2015), and $21,001 (2014).

Agreements with Executive Officers and Other Potential Payments Upon Termination or a Change in Control

Severance Pay Plan

We adopted our Severance Pay Plan (“SPP”) in December 2006 and amended the SPP in 2008. For our named executive officers, the SPP provides for severance payments if we terminate their employment without cause because the individual’s position is eliminated or the organizational structure of the Company is changed which results in a redesign of work process and responsibilities affecting at least two individuals. In addition to offering outplacement assistance benefits for one year, the SPP provides for severance payments to our named executive officers, consisting of (other than for Mr. Kissam) the sum of (x) one year of base salary in effect at the termination time, and (y) the employee’s target cash incentive award for the most recent year in which the employee participated in an annual bonus program. Mr. Kissam is eligible to receive 1.5 times the amount of his annual base salary in effect at the termination time plus 1.5 times his target cash bonus for the year in which the termination takes place (or the most recent year he participated in an annual bonus program if he is not participating in the year of the termination).

Under the SPP, Mr. Kissam is also eligible to receive the benefits described above in the event of a termination pursuant to a “good reason for resignation,” as defined in the SPP. The SPP defines “good reason for resignation” as (a) a material diminution in base compensation, authority, duties, responsibilities or the budget over which the officer retains authority, (b) a material change in the geographic location at which services must be performed, or (c) any other action or inaction that constitutes our material breach of any written employment arrangement between us and the officer.

Our named executive officers (each of whom, other than Mr. LaBauve, is a party to a severance compensation agreement as described below, but not an employment agreement) are eligible to receive payments under the SPP only if a change in control has not occurred. If their employment is terminated in the event of a change of control, they are only eligible to receive severance payments under their severance compensation agreements (described below), but not the SPP.

For Mr. LaBauve, who does not have a severance compensation agreement, the following benefits would be payable under the SPP if, within two years after a change in control, the Company terminates his employment without cause or he elects to not relocate pursuant to the Company’s relocation policy in the event his office is relocated: one year of outplacement assistance benefits and a lump sum payment equal to the sum of (i) the greater of his base salary immediately prior to his termination of employment or prior to the change in control, and (ii) the greater of his actual cash bonus for the year preceding the date on which the change in control occurs or his target bonus for the year of the change in control.

The SPP term is indefinite and may be amended or terminated at any time in the absence of a change in control. The SPP expires two years after any change in control, and after a change in control,

an employee’s consent is required for an amendment or termination to be effective as to such employee. The term “change in control” has substantially the same meaning in the SPP and the severance compensation agreements described below.

Assuming the triggering event took place on December 31, 2016, each named executive officer would receive the following estimated payments and benefits under the SPP:

Estimated Payments and Benefits under the SPP
	Estimated SPP Payments	Estimated Payments
Name	Pre-Change in Control	Post-Change in Control (1)
Luther C. Kissam IV	$2,426,000	—
Scott A. Tozier	$884,000	—
Karen G. Narwold	$805,000	—
Matthew K. Juneau	$726,000	—
Donald J. LaBauve, Jr.	$400,215	400,215

(1)Post-change in control payments for executives other than Mr. LaBauve are provided only under the individual severance compensation agreements described below.

Severance Compensation Agreements

In 2016, we amended our severance compensation agreements with our named executive officers (other than Mr. LaBauve) to, among other things, provide for an extension of the non-competition period described in the agreements from one to two years in exchange for a lump sum payment equal to the value of a two-year non-compete determined by a third party at the time of the termination of employment. Should the reasonability of the non-competition payment be challenged by a federal, state, or local taxing authority, the Company will defend any such challenge. The severance compensation agreements were also amended to provide for (i) relocation benefits under the Company’s U.S. Domestic Executive Relocation Policy, if the executive relocated within two years before the executive’s termination of employment and, before the end of the second year after the termination of employment, is moving back to the state where the executive had relocated from, and (ii) Company-paid continued dental and vision coverage for 18 months (24 months for Mr. Kissam) from the termination of employment.

As amended, our severance compensation agreements provide that if we terminate an executive’s employment other than for “cause” or the executive resigns due to a “good reason for resignation” on or before the second anniversary of a “change in control” (as such terms are defined in the agreements), or if the executive dies after we execute a definitive agreement that results in a change in control, the executive will be entitled to (i) base salary and vacation pay accrued through the termination date for the year in which the termination occurs, (ii) his or her accrued annual cash incentive award, (iii) the elimination of certain offsets for short service benefits under our supplemental executive retirement plan (“SERP”), as applicable, (iv) continued Company-paid medical, dental, and vision insurance, as applicable, for 18 months (24 months for Mr. Kissam), (v) financial and outplacement counseling benefits, (vi) relocation benefits, as per the Company’s U.S. Domestic Executive Relocation Policy, but only for the executive to return to the state he or she relocated from within two years prior to the change in control, (vii) the lump sum severance payment described below, and (viii) special treatment of outstanding awards granted under our incentive plans in accordance with the terms of the notices granting such awards. None of our named executive officers are entitled to excise tax gross-ups for change in control payments.

The lump sum severance payment referenced in clause (vii) above consists of two times the sum of (a) the executive’s annual base salary immediately prior to termination or immediately before the change in control (whichever is greater) and (b) the executive’s target cash incentive award in place immediately before the termination date or immediately before the change in control (whichever is greater), except that for Mr. Kissam it is his target cash incentive award for the year in which the change in control occurs or his actual annual cash incentive award for the year preceding the change in control date (whichever is greater). The severance payment will be reduced dollar for dollar by the amount of the non-competition payment described below. If excise taxes would be levied against the amounts payable under the severance compensation agreements for the named executive officers, then the payments will be reduced so that excise taxes will not apply.

With respect to the benefits referenced in clause (viii) above, for awards granted prior to January 1, 2017, accelerated vesting of time-based awards will apply, and performance awards will be treated as earned at 100% of target, regardless of whether the executive’s employment also terminates in connection with the change in control or whether the Company remains publicly traded. For awards granted after January 1, 2017, the award agreements provide that if a replacement award is issued or the award continues because the Company remains publicly traded after the change in control, there is no special treatment of the awards unless an executive is involuntarily terminated without “cause” or voluntarily terminates for “good reason” (as defined in the award agreements) within two years after the change in control, in which event accelerated vesting of time-based awards will occur. For performance awards granted after January 1, 2017, if the Company is no longer publicly traded, awards will be immediately earned and payable on a pro-rata basis at the higher of target or actual performance as of the change in control.

The following table illustrates the difference in Change in Control impact on awards granted prior and after Jan 1, 2017.

	Situation	RSUs	Options	PSUs
Awards Granted prior to January 1, 2017	All CIC events	Full and accelerated vesting upon CIC	Full and accelerated vesting upon CIC	Full and accelerated vesting at target unless performance period has been completed

Awards Granted after January 1, 2017	1. CIC + Termination of Employment (including good reason for resignation)	Full and accelerated vesting upon CIC + Termination of Employment	Full and accelerated vesting upon CIC + Termination of Employment	Prorated and accelerated vesting at higher of actual or target upon CIC + termination
2. CIC + Continuation of Employment and Albemarle is no longer publicly traded

•Replace with an award with the same value but allows for full and accelerated vesting if not converted to the same value and conditions.

•If the executive is terminated without “cause” or terminates for “good reason” within two years of the CIC, accelerated vesting occurs.

Prorated vesting based on higher of actual or target performance.
2. CIC + Continuation of Employment and Albemarle continues to be traded

•No change to the existing vesting schedule.

•If the executive is terminated without “cause” or terminates for “good reason” within two years of the CIC, accelerated vesting of time based equity occurs. PSUs will vest prorated based on the higher of actual or target performance.

Each severance compensation agreement provides that if the executive’s employment is terminated by reason of death, the executive’s benefits will be determined in accordance with the Company’s benefits and insurance programs then in effect, except that if the death occurs after the execution of a definitive agreement which results in a change in control, then the executive’s beneficiary will be entitled to the benefits under the severance compensation agreement as if the Company issued the executive a notice of termination 30 days after the change in control. If an executive is terminated for “cause” or voluntarily quits other than for “good reason for resignation” (as such terms are defined in the agreements), he or she is entitled to receive only a lump sum payment equal to his or her salary and benefits accrued through the termination date. If an executive is unable to perform full-time duties due to a qualifying disability, the executive shall continue to receive base salary and all other compensation and benefits provided under the Company benefit and disability plans. If an executive is terminated due to disability, he or she is entitled to receive the benefits determined in accordance with our retirement and insurance programs and other applicable programs in effect immediately prior to the change in control or the programs in effect at the time they are paid (whichever is greater).

Each severance compensation agreement’s term ends on December 31, subject to automatic one-year extensions unless either the executive or our Executive Compensation Committee notifies the other of its desire not to extend. If there is a change in control, the severance compensation agreement will remain in effect until the second anniversary of the change in control. In order to receive the benefits under the severance compensation agreements, each executive who is terminated following a change in control must agree not to compete with the Company from the date of termination of employment with the Company until the second anniversary thereof. In consideration of this agreement not to compete, the executive will receive a non-competition payment equal to the value of the non-compete agreement as determined by an unrelated third-party business retained by the Company that is in the business of valuing non-competition payments, with the intent that the non-competition payment should qualify as reasonable compensation for purposes of relevant tax law. Should any federal, state, or local taxing authority challenge the non-competition payment’s treatment as reasonable compensation, the Company shall engage legal and other professionals necessary to defend against any such challenge.

For purposes of the severance compensation agreements and the SPP, “change in control” means the occurrence of any of the following events:

•Any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the direct or indirect beneficial owner of 20% or more of the combined voting power of our then-outstanding voting securities (other than as a result of an issuance of securities approved by Continuing Directors (as defined below) or open-market purchases approved by Continuing Directors at the time of purchase), unless (in the case of beneficial ownership that does not exceed 30% of such voting securities) at least two-thirds of Continuing Directors determine that such event does not constitute a “change in control”;

•As a result of a reorganization, merger, share exchange or consolidation (each, a “Business Combination”), a contested election of Directors, or a combination thereof, the Continuing Directors cease to constitute a majority of our or any successor’s board of directors within two years of the last of such transaction(s); or

•There is a shareholder-approved Business Combination unless (a) all or substantially all of our outstanding voting securities’ beneficial owners immediately prior to the Business Combination own more than 60% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors resulting from the Business Combination (with no one person owning more than 30%), in substantially the same proportions as immediately before the Business Combination and (b) at least a majority of the post-Business Combination Directors are Continuing Directors.

In the event of a hypothetical occurrence of both a change in control and a termination of a named executive officer’s employment in accordance with such officer’s severance compensation agreement (other than for Mr. LaBauve, who does not have a severance compensation agreement) and applicable incentive award agreements, and assuming these events took place on December 31, 2016, with the closing market price of our Common Stock at $86.08 per share as of that date, each named executive officer would be entitled to the following estimated payments and accelerated vesting:

Estimated Payments and Benefits under the Severance Compensation Agreements (1)
	Lump-sum
	severance	Accelerated
	payment	value(s) of	Accelerated		Counseling
	and Non-	time-based	value(s) of	Elimination of	and other
	competition	equity	performance	offsets under	insurance
Name	agreement (2)	compensation (3)	units	SERP	benefits (3)	Total
Luther C. Kissam IV	$3,969,000	$9,313,147	$11,366,379	$227,532	$91,862	$24,740,388
Scott A. Tozier	$1,767,500	$2,066,672	$2,522,643	N/A	$79,934	$6,436,749
Karen G. Narwold	$1,610,000	$2,122,936	$1,873,367	N/A	$79,934	$5,686,237
Matthew K. Juneau	$1,452,500	$1,368,193	$2,190,658	N/A	$69,656	$5,081,007

(1)We do not provide our executives with excise tax gross ups for change in control payments.

(2)As described above, upon termination following a change in control, the named executive officer would be entitled to a lump-sum severance payment equal to two times annual base compensation and target annual variable compensation (except that Mr. Kissam would be entitled to two times annual base compensation and the higher of target variable compensation for the year the change in control occurs or the actual annual variable compensation for the year preceding the change in control), in all cases reduced by the non-competition payment amount as determined by a third-party in the business of valuing non-competition payments in return for an agreement not to compete for a two-year period post-termination. As the non-competition payment is not determinable at this time, only the total severance payment amount without the reduction, is reflected in the table.

(3)This amount includes (i) outplacement counseling and financial counseling, in each case not to exceed $25,000, (ii) estimated relocation benefits if the executive has relocated within two years prior to the change in control and is relocating back to his/her original location, and (iii) the value of medical, dental and vision benefits continuation for (a) two years post-termination for Mr. Kissam and (b) 18 months post-termination for Messrs. Tozier and Juneau and Ms. Narwold.

Equity Compensation Plan Information

The following table presents information as of December 31, 2016, with respect to compensation plans under which shares of our Common Stock are authorized for issuance.

Equity Compensation Plan Information
			Number of Securities
	Number of Securities to Be	Weighted Average	Remaining Available for
	Issued upon Exercise of	Exercise Price of	Future Issuance
Equity Compensation Plans	Outstanding Options,	Outstanding Options,	under Equity
Approved by Shareholders (1)	Warrants and Rights (2)	Warrants and Rights	Compensation Plans
2008 Incentive Plan	2,211,591 (3)	$55.53	2,268,750
2013 Stock Plan for Non-Employee Directors	46,558 (4)	N/A	420,091
Total	2,258,149	$55.53	2,688,841

(1)We have no equity compensation plans that are not shareholder approved.

(2)There are no outstanding warrants or rights; amounts exclude restricted stock.

(3)Amount includes, in addition to outstanding options and restricted stock unit awards payable in shares, 192,726 units, 177,970 units and 123,995 units of the 2014, 2015 and 2016 Performance Unit Awards at Target, respectively.

(4)Amount reflects 46,558 deferred units invested in phantom shares under the 2013 Directors Plan (defined below) that are to be paid in shares at a future time under the terms of the Plan.

PROPOSAL 1 – ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

Shareholders have an opportunity to cast an advisory vote on compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as “Say-on-Pay,” gives shareholders the opportunity to approve, reject or abstain from voting on the proposed resolution regarding our fiscal year 2016 executive compensation program.

Our compensation philosophy policies are described in the Compensation Discussion and Analysis and the Compensation of Executive Officers sections, and the accompanying tables (including all footnotes) and narrative, beginning on page 7 of this Proxy Statement. The Executive Compensation Committee designs our compensation policies for our named executive officers to create executive compensation arrangements linked to the creation of long-term growth, sustained shareholder value and individual and annual corporate performance, and to be competitive with peer companies of similar size, value and complexity, as well as encourage stock ownership by our senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2016, the Executive Compensation Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests, focusing on the long-term and creating balanced program elements that discourage excessive risk-taking.

At our 2016 annual meeting of shareholders, we conducted our say-on-pay vote, regarding our 2015 executive compensation program. Approximately 97.8% of the shares voted at our 2016 annual meeting were cast in favor of our advisory vote on NEO compensation.  We initiated an extensive outreach effort with our largest shareholders in 2015, which we continued in 2016, discussing their concerns and making changes to our executive compensation programs that we believe further align our compensation program with our business strategy and our shareholders’ interests. See “Aligning our Incentives with our Strategy and Shareholder Interests,” beginning on page 8 of this Proxy Statement, for more information as to significant changes and updates that the Executive Compensation Committee made in 2016.

The Executive Compensation Committee values the opinions of our shareholders, and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate. The approval of the non-binding resolution approving the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. However, neither the approval nor the disapproval of this resolution will be binding on the Board of Directors or the Company nor construed as overruling a decision by the Board of Directors or the Company. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board of Directors or the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS:

“RESOLVED, that the Company’s shareholders APPROVE, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

PROPOSAL 2 – ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that, not less frequently than once every six years, we enable our shareholders to vote to approve, on an advisory (non-binding) basis, the frequency (one, two or three years) with which the non-binding shareholder vote to approve the compensation of our named executive officers should be conducted.  Accordingly, we are requesting your vote to advise us of whether you believe this non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

After careful consideration, we believe that the non-binding vote to approve executive compensation should occur every year.

We proactively engage with our shareholders on a number of topics, including compensation of our named executive officers. Thus, we view the say on pay vote as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on our executive compensation programs.

Although we believe that holding a say on pay vote every year will reflect the right balance of considerations in the normal course, we intend to periodically reassess that view and may provide for a say on pay vote on executive compensation on a less frequent basis if changes in our compensation programs or other circumstances suggest that doing so would be appropriate.

Note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three year frequency, or shareholders may abstain from voting on the proposal. You are being asked only to express your preference for a one, two or three year frequency or to abstain from voting.

Your vote on this proposal will be non-binding on us and the Board of Directors and will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making such future compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR AN ANNUAL FREQUENCY FOR THE NON-BINDING SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

GOVERNANCE MATTERS

Our Board of Directors and management periodically review our Corporate Governance Guidelines and other corporate governance policies, principles and procedures, to determine whether they should be revised to address recent changes in regulatory requirements and evolving governance practices.

Our Corporate Governance Guidelines, including Director independence standards, our Code of Business Conduct and the charters of our Audit & Finance, Executive Compensation, Nominating & Governance and Health, Safety & Environment Committees are available on our website at www.albemarle.com (See Investors/Corporate Governance) and are available in print to any shareholder upon request by contacting our Investor Relations department.

Director Independence

The Board has determined that Directors Hernandez, Maine, Masters, Nokes, O’Brien, Perry, Sherman, Steiner, Taggart and Wolff are “independent” Directors as described by the NYSE listing standards and the independence standards of our Corporate Governance Guidelines.

In order for a Director to be considered “independent” by the Board, he or she must (i) be free of any relationship that, applying the rules of the NYSE, would preclude a finding of independence, and (ii) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with us or any of our affiliates or any of our executive officers or any of our affiliates’ executive officers. In evaluating the materiality of any such relationship, the Board takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Exchange Act. If disclosure of the relationship is required, the Board must make a determination that the relationship is not material as a prerequisite to finding that the Director is “independent.”

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

As part of our annual corporate governance and succession planning review, the Nominating & Governance Committee and the Board evaluate our board leadership structure to ensure that the structure in place is appropriate for the Company at the time.

In November 2016, the Company combined the roles of Chairman of the Board and CEO. Commencing November 2016, Mr. Nokes serves as our Lead Independent Director. Prior to his appointment as Lead Independent Director, Mr. Nokes served as our Non-executive Chairman of the Board from February 2012 to November 2016. Given our current circumstances and operating strategies, we believe that having a combined Chairman of the Board and CEO is the appropriate structure for our shareholders and our Company. The Company benefits from drawing on the leadership experience of our Lead Independent Director, Mr. Nokes, and the strategic vision of our Chairman, President and CEO, Mr. Kissam.

Our Corporate Governance Guidelines provide for either structure by including a description of the responsibilities for both a Non-executive Chairman of the Board and a Lead Independent Director in Annexes B and A thereof, respectively.

Risk Oversight

Our Board has primary responsibility for risk oversight, with general oversight delegated to the Audit & Finance Committee. To assist the Board and the Audit & Finance Committee with that responsibility, management established an Enterprise Risk Management (“ERM”) process that is led by the Chief Financial Officer (“CFO”), and our Chief Risk and Compliance Officer, and managed by the Company’s ERM Committee, with cross functional representation by senior Company leaders worldwide. The ERM Committee meets quarterly to identify, discuss and assess Company-wide risks and develop action plans to mitigate those risks categorized as having the largest potential financial, reputational and/or health, safety or environmental impacts – all of which are included in an ERM quarterly report. The CFO and Chief Risk and Compliance Officer regularly report to the Audit & Finance Committee, generally highlighting those risks identified as the most significant, reviewing the Company’s methods of risk assessment and risk mitigation strategies, and updating the Audit & Finance Committee on issues the ERM Committee has identified as possible emerging risks.

The Audit & Finance Committee reports to the full Board, among other matters, risk oversight. Additionally, the Board receives a copy of the ERM Committee’s quarterly reports and a detailed annual report from the Chief Risk and Compliance Officer in which the Company identifies its risk areas and oversight responsibility. The Board also engages in periodic discussions with the CFO, Chief Risk and Compliance Officer and other members of the ERM Committee, as appropriate.

While the Audit & Finance Committee is responsible for, among other matters, general ERM, the full Board and each of the other standing Board Committees consider risks within their area of responsibility. The Board oversees corporate strategy, business development, capital structure, market exposure, intellectual property, legal and country-specific risks. The Executive Compensation Committee considers human resources risks and potential risks relating to our employee (including executive) compensation programs. See the “Compensation Risk Assessment,”  beginning on page 34. The Nominating & Governance Committee considers governance risks. The Health, Safety & Environment Committee considers the effectiveness of our health, safety and environmental protection programs and initiatives. The Health, Safety & Environment Committee also assists the Board with oversight of matters related to the enhancement of our global reputation, our corporate social responsibility and the stewardship and sustainability of our products. Each of the Committees regularly reports to the Board.

We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the Committee level, with ultimate oversight by the full Board.

Meetings of Non-Management Directors

Executive sessions of the non-management members of the Board were held regularly in conjunction with scheduled meetings of the full Board during 2016. Mr. Nokes, in his prior role as Non-executive Chairman of the Board from February 2012 until November 2016 and Lead Independent Director beginning November 2016, presided at the executive sessions of the non-management Directors held during the year. Shareholders and other interested persons may contact the Chair of the Nominating & Governance Committee or the non-management members of the Board as a group through the method described in “Questions and Answers about this Proxy Statement and the Annual Meeting,” on page 85.

Director Continuing Education

We encourage Directors to periodically attend director continuing education programs. Typically, director education programs focus on issues and current trends affecting directors of publicly-held companies. We reimburse our Directors for tuition and expenses associated with attending these programs.

Attendance at Annual Meeting

We expect all Directors to attend the annual meeting of shareholders each year. All Directors attended our 2016 annual meeting of shareholders.

Board Meetings

The Board meets during the year to review significant developments affecting us and to act on matters requiring Board’s approval, and may hold special meetings between scheduled meetings when appropriate. During 2016, the Board held seven meetings.

Committees of the Board of Directors; Assignments and Meetings

The Board maintains the following four standing Committees: Audit & Finance, Executive Compensation, Nominating & Governance and Health Safety & Environment. In addition, the Board maintains an Executive Committee, composed of Messrs. Nokes and Kissam. Additionally, the Board determined that all members of the standing Committees are “independent” within the meaning of the listing standards of the NYSE and the independence standards of our Corporate Governance Guidelines. See “Director Independence” on page 54.

The following table lists Committee assignments of each current Director as of the March 13, 2017 record date and the number of times each committee met during the year.  Each of the Directors attended over 75% of the total number of Board meetings and meetings of the Committees of the Board of Directors on which the Director served.

	Audit &	Executive	Nominating &	Health Safety &
	Finance	Compensation	Governance	Environment
	Committee	Committee	Committee	Committee
Management Director
Luther C. Kissam IV
Independent Directors
William H. Hernandez	▲
Douglas L. Maine	□		□
J. Kent Masters		□
Jim W. Nokes			□
James J. O’Brien	□		▲
Barry W. Perry				▲
John Sherman Jr.		▲
Gerald A. Steiner				□
Harriett Tee Taggart		□
Alejandro Wolff				□
Number of Meetings in 2016	6	4	4	4

▲	Chair	□	Member

Audit & Finance Committee

The Audit & Finance Committee is a separately designated standing committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The duties of the Audit & Finance Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Audit and Finance Committee). The Board of Directors has determined that all Audit & Finance Committee members, as required by SEC regulations and NYSE rules, are financially literate, and the Board of Directors has determined that each of Messrs. Hernandez, O’Brien and Maine is an “audit committee financial expert,” as that term is defined in the rules of the SEC under the Sarbanes-Oxley Act of 2002. Please also see the “Audit & Finance Committee Report,”  beginning on page 71.

Executive Compensation Committee

The duties of the Executive Compensation Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/ Executive Compensation Committee).

The Executive Compensation Committee’s primary role is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and other key employees, including the named executive officers listed in this Proxy Statement. The Executive Compensation Committee has the overall responsibility of evaluating the performance (and determining the compensation) of the CEO and approving the compensation structure for senior management and other key employees.

The Executive Compensation Committee also approves cash incentive awards and compensation packages of certain executive-level personnel and may grant stock options, stock appreciation rights (“SARs”), performance units, restricted stock, restricted stock units and cash incentive awards under the Plan.

The Executive Compensation Committee reviews and approves the performance, compensation and annual performance goals of the CEO with input from all independent Directors and the CEO’s self-evaluation. The Executive Compensation Committee approves the compensation of the other named executive officers based upon the evaluation and recommendation of the CEO. The Executive Compensation Committee periodically meets with members of senior management in order to assess progress toward meeting long-term objectives. The Executive Compensation Committee reports regularly to the Board of Directors on matters relating to the Executive Compensation Committee’s responsibilities. In addition, the Executive Compensation Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. For additional information with respect to the Executive Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 7.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and has retained Pearl Meyer as the Executive Compensation Committee’s outside independent compensation consulting firm. Pearl Meyer is a nationally recognized executive compensation consultant and the Executive Compensation Committee has retained it to provide information concerning compensation paid by competitors and members of our Peer Group and to assist in designing executive compensation plans. No member of the Executive Compensation Committee or the management of the Company is, or has been, affiliated with Pearl Meyer. For additional information with respect to the Executive Compensation Committee and Pearl Meyer, please see “Compensation Discussion and Analysis.”

Independence of the Executive Compensation Consultant

The Executive Compensation Committee has concluded that its compensation consultant, Pearl Meyer, is independent and does not have a conflict of interest in its engagement by the Executive Compensation Committee. In making this conclusion, the Executive Compensation Committee considered the following factors confirmed to the Committee by the compensation consultant:

•In 2016, Pearl Meyer only provided compensation advisory services to the Executive Compensation Committee and the Nominating & Governance Committee;

•The ratio of Pearl Meyer’s fees from the Company to Pearl Meyer’s total revenue over the last 12 months is less than 1%;

•Pearl Meyer maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

•None of the individuals on the Pearl Meyer team assigned to the Company has any business or personal relationship with members of the Executive Compensation Committee outside the engagement;

•Neither the individuals on the Pearl Meyer team assigned to the Company, nor to our knowledge, Pearl Meyer, has any business or personal relationship with any of our executive officers outside the engagement; and

•None of the individuals on the Pearl Meyer team assigned to the engagement maintains any direct individual position in our stock.

Executive Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee was at any time an officer or employee of the Company, nor is any member of the Executive Compensation Committee related to any other member of the Executive Compensation Committee, any other member of the Board of Directors or any executive officer of the Company. No executive officer of the Company served as a Director or member of the compensation committee of another entity, one of whose executive officers is a member of the Company’s Executive Compensation Committee.

Nominating & Governance Committee

The duties of the Nominating & Governance Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Nominating and Governance Committee).

The Nominating & Governance Committee assists the Board of Directors on all matters relating to the selection, qualification, duties, and compensation of members of the Board of Directors, as well as the annual evaluation of the Board of Directors’ performance and processes. The Nominating & Governance Committee also assists the Board of Directors with oversight of corporate governance.

The Nominating & Governance Committee identifies Director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including professional search firms.

Director Candidate Recommendations and Nominations by Shareholders

Shareholders should submit any director candidate recommendations to the Nominating & Governance Committee through the method described in “Questions and Answers About This Proxy Statement and the Annual Meeting,” “How do I communicate with the Board of Directors?” on page 90. In addition, in accordance with our Bylaws, any shareholder entitled to vote for the election of Directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in our Bylaws and summarized in “Shareholder Proposals” on page 91. Copies of our Bylaws are available at no charge in the Company’s public filings with the SEC or from the Secretary of the Company.

Nominating & Governance Committee Process for Identifying and Evaluating Director Candidates

The Nominating & Governance Committee identifies and evaluates all Director candidates in accordance with the Director qualification standards described in the Corporate Governance Guidelines. The Board of Directors as a whole is constituted to be strong in its diversity and collective knowledge of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, and global markets. The Nominating & Governance Committee reviews its effectiveness in balancing these considerations through ongoing consideration of Directors and nominees, as well as the Nominating & Governance Committee’s annual self-evaluation process.

The Nominating & Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board of Directors based on the background and expertise of individual members of the

Board of Directors as well as the background and expertise of the Board of Directors as a whole. The Nominating & Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit & Finance Committee expertise and the evaluation of other prospective nominees.

In addition, the Nominating & Governance Committee will evaluate a candidate’s background and expertise in the context of the Board of Directors’ needs. The Committee maintains a list of general criteria for the nomination of Director candidates, which incorporates the skills, qualities and experiences deemed most important to the successful governance of the Company. The Nominating & Governance Committee periodically reviews this list to determine if there are new skills, qualities and/or experiences that ought to be considered. At the same time, it evaluates the skills and performance of existing Directors to assess the future needs of the Board of Directors (upon the retirement of Directors or otherwise). When particular needs are identified, a search is initiated with sufficient time for adequate research and deliberation.

When considering a Director standing for re-election, in addition to the attributes described above, the Nominating & Governance Committee also considers that individual’s past contribution and future commitment to the Company. The Nominating & Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After completing potential Director nominees’ evaluations, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after  considering the recommendation of the Nominating & Governance Committee. There is no difference in the manner by which the Nominating & Governance Committee evaluates prospective nominees for Directors based upon the source from which the individual was first identified, including whether a candidate is recommended by a shareholder.

In addition, in 2017, the Board adopted amendments to our Bylaws to implement proxy access. A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of Albemarle stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in our Bylaws.

The Nominating & Governance Committee did not receive any Board of Director recommendations from any shareholders in connection with the 2017 annual meeting of shareholders.

Health, Safety & Environment Committee

The duties of the Health, Safety & Environment Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Health, Safety and Environment Committee).

The Health, Safety & Environment Committee assists the Board of Directors in fulfilling its oversight responsibilities in assessing the effectiveness of our health, safety and environmental programs and initiatives, including our progress toward the enhancement of our global reputation, our corporate social responsibility and the stewardship and sustainability of our products.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. The Audit & Finance Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit & Finance Committee or the disinterested members of the Board of Directors approves or ratifies such transaction in accordance with the guidelines set forth in the policy, if the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or the transaction involves compensation approved by our Executive Compensation Committee. The Committee has pre-approved certain transactions.

In the event our management determines to recommend a related person transaction, such transaction must be presented to the Audit & Finance Committee for approval. After review, the Audit & Finance Committee will approve or disapprove such transaction and at each subsequently scheduled Audit & Finance Committee meeting, our management will update the Audit & Finance Committee as to any material change to the proposed related person transaction. In those instances in which our General Counsel, in consultation with our CEO or the CFO, determines that it is not practicable or desirable for us to wait until the next Audit & Finance Committee meeting to review a proposed related person transaction, the Chair of the Audit & Finance Committee has delegated authority to act on behalf of the Audit & Finance Committee. The Audit & Finance Committee (or its Chair) approves only those related person transactions that it determines in good faith to be in, or not inconsistent with, our best interests and the best interests of our shareholders and which is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

To the extent that the Board of Directors has approved a standing resolution with respect to the repurchase of outstanding shares of Common Stock, the Audit & Finance Committee has pre-approved the repurchase of shares of Common Stock from related persons, provided that such repurchase is in compliance with such standing resolution and the terms offered to the related persons are no less favorable to us than those that could be obtained in arm’s length dealings with an unrelated third party.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit & Finance Committee may rely upon Item 404 of Regulation S‑K.

A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a Director or executive officer of the Company or a nominee to become a Director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Director, executive officer, nominee or more than 5% beneficial owner and any person (other than a tenant or employee) sharing the household of such Director, executive officer, nominee or more than 5% beneficial owner, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Audit & Finance Committee was not presented with, and the Company did not participate in any related person transactions in 2016.

DIRECTOR COMPENSATION

In 2016, non-employee Directors received an annual retainer fee that was paid quarterly and an additional amount of cash compensation based on their service as Non-executive Chairman of the Board or Lead Independent Director or chairperson of a Committee (prorated for less than full year service, if applicable). The amounts payable with respect to each of such roles were the following:

Annually
Lead Independent Director or Non-Executive Chairman of the Board, as applicable	$100,000
Retainer Fee	100,000
Audit & Finance Committee Chair Fee	20,000
Executive Compensation Committee Chair Fee	15,000
Health, Safety & Environment Committee Chair Fee	10,000
Nominating & Governance Committee Chair Fee	10,000

In addition, in accordance with the 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors of Albemarle Corporation (the “2013 Directors Plan”), non-employee Directors received shares of Common Stock equal to the amount of $120,000 divided by the closing price per share of Common Stock on July 1, 2016, which was $81.32. The number of shares granted was rounded up to the nearest 25-share increment. We also reimbursed each of our non-employee Directors for reasonable travel expenses incurred in connection with attending Board of Directors and Committee meetings. Mr. Kissam was not paid separately for his service on the Board of Directors.

The following table presents information relating to total compensation of the Directors for the fiscal year ended December 31, 2016, excluding Mr. Kissam who does not receive compensation from the Company in his capacity as a Director.

	Cash
Name	Compensation (1)	Stock Awards (2)	Total
William H. Hernandez	$120,000	$121,980	$241,980
Douglas L. Maine	$100,000	$121,980	$221,980
J. Kent Masters	$100,000	$121,980	$221,980
Jim W. Nokes	$200,000	$121,980	$321,980
James J. O’Brien	$110,000	$121,980	$231,980
Barry W. Perry	$110,000	$121,980	$231,980
John Sherman Jr.	$115,000	$121,980	$236,980
Gerald A. Steiner	$100,000	$121,980	$221,980
Harriett Tee Taggart	$100,000	$121,980	$221,980
Alejandro Wolff	$100,000	$121,980	$221,980

(1)Amounts shown include fees that have been deferred at the election of the Director under the 2013 Directors Plan and, as applicable, its predecessor deferred compensation plans.

(2)Amounts shown represent the aggregate grant date fair value of stock awards recognized in fiscal year 2016 in accordance with FASB ASC Topic 718. Each non-employee Director received 1,500 shares of Common Stock (some of which were deferred by certain Directors) for service as a Director in July 2016. In accordance with the 2013 Directors Plan, non-employee Directors received shares of Common Stock equal to $120,000 divided by the closing price per share of Common Stock on July 1, 2016, which was $81.32, rounded up to the nearest 25-share increment. The amounts set forth above reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each of the non-employee Directors. All shares granted pursuant to the 2013 Directors Plan will not vest until the first anniversary of their grant date.

2013 Directors Plan

The 2013 Directors Plan provides for the grant of shares of Common Stock to each non-employee Director (each, a “participant”) of the Company. In the event of a change in capital, shares of capital stock or any special distribution to our shareholders, the administrator of the 2013 Directors Plan will make equitable adjustments in the number of shares of Common Stock that have been, or thereafter may be, granted to participants. The maximum aggregate number of shares of Common Stock that may be issued under the 2013 Directors Plan is 500,000 shares.

Our General Counsel administers the 2013 Directors Plan under the direction of the Nominating & Governance Committee, interpreting all provisions of the 2013 Directors Plan, establishing administrative regulations to further the purpose of the 2013 Directors Plan and taking any other action necessary for the proper operation of the 2013 Directors Plan. The Company has discretionary authority to increase the amount of shares of Common Stock issued to each participant during the calendar year, subject to a $150,000 limitation on the value of the shares to be issued to any participant in any calendar year.

Our General Counsel,  under the direction of the Nominating & Governance Committee, may amend, suspend or terminate the 2013 Directors Plan, but no such amendment can (i) increase the number of shares of Common Stock that may be granted to any participant (except as described above) or (ii) increase the total number of shares of Common Stock that may be granted under the 2013 Directors Plan. Any amendment of the 2013 Directors Plan must comply with applicable rules of the NYSE.

Deferred Compensation

Under the 2013 Directors Plan, non-employee Directors may defer, in 10% increments, all or part of their retainer fee and/or chair fees into a deferred cash account and may defer, in 10% increments, all or part of their stock compensation into a deferred phantom stock account. Fees deferred, in whole or in part, into a phantom stock account are recorded by the Company as phantom shares. Deferred cash accounts and phantom stock accounts are unfunded and maintained for record-keeping purposes only.

Distributions under the 2013 Directors Plan will generally be paid in a lump sum unless the participant specifies installment payments over a period up to ten years. Deferred cash account amounts are paid in the form of cash and deferred phantom stock account amounts are paid in whole shares of Common Stock. Unless otherwise elected by the participant as permitted under the 2013 Directors Plan, distributions will begin on February 15 following the earlier of the participant’s turning 65 years old or ending his or her tenure as a Company Director. For 2016, Messrs. Hernandez, Nokes, O’Brien, Perry, Steiner and Wolff each elected to defer all of their stock compensation into their respective deferred phantom stock accounts.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of March 13, 2017, of more than 5% of the issued and outstanding shares of our common stock.

	Number of
Name and Address of Beneficial Owners	Shares		Percent of Class*
The Vanguard Group
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	11,562,097	(1)	10.4%
Franklin Resources, Inc.
One Franklin Parkway
San Mateo, California 94403	8,260,525	(2)	7.5%
BlackRock, Inc.
40 East 52nd Street
New York, New York 10022	8,162,479	(3)	7.4%
State Street Corp.
One Lincoln Street
Boston, Massachusetts 02111	6,327,377	(4)	5.7%

*Calculated based upon 110,751,101 shares of Common Stock outstanding as of March 13, 2017.

(1)Based solely on the information contained in the Schedule 13G Amendment filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2017. Vanguard had sole voting power over 178,294 shares of Albemarle’s Common Stock, shared voting power over 19,654 shares of Albemarle’s Common Stock, sole dispositive power over 11,366,696 shares of Albemarle’s Common Stock and shared dispositive power over 195,401 shares of Albemarle’s Common Stock.

(2)Based solely on the information contained in the Schedule 13G Amendment filed by Franklin Resources, Inc. (“Franklin Resources”), and Charles B. Johnson and Rupert H. Johnson, Jr., individuals who are control persons of Franklin Resources, and Franklin Advisory Services, LLC (“Franklin Advisory Services”) with the SEC on February 8, 2017. Each of Franklin Resources, Charles B. Johnson and Rupert H. Johnson, Jr. had sole voting power over no shares of Albemarle’s Common Stock, shared voting power over no shares of Albemarle’s Common Stock, sole dispositive power over no shares of Albemarle’s Common Stock and shared dispositive power over no shares of Albemarle’s Common Stock. Franklin Advisory Services had sole voting power over 8,260,525 shares of Albemarle’s Common Stock, shared voting power over no shares of Albemarle’s Common Stock, sole dispositive power over 8,260,525 shares of Albemarle’s Common Stock and shared dispositive power over no shares of Albemarle’s Common Stock.

(3)Based solely on the information contained in the Schedule 13G Amendment filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 19, 2017. BlackRock had sole voting power over 7,172,453 shares of Albemarle’s Common Stock, shared voting power over 2,063 shares of Albemarle’s Common Stock, sole dispositive power over 8,160,416 shares of Albemarle’s Common Stock and shared dispositive power over 2,063 shares of Albemarle’s Common Stock.

(4)Based solely on the information contained in the Schedule 13G filed by State Street Corp. (“State Street”) with the SEC on February 9, 2017. State Street had sole voting power over no shares of Albemarle’s Common Stock, shared voting power over 6,327,377 shares of Albemarle’s Common Stock, sole dispositive power over no shares of Albemarle’s Common Stock and shared dispositive power over 6,327,377 shares of Albemarle’s Common Stock.

Directors and Executive Officers

The following table sets forth as of March 13, 2017, the beneficial ownership of Common Stock by each Director of the Company, the named executive officers listed in the Summary Compensation Table, and all Directors and named executive officers of the Company as a group. The business address for matters related to the Company for each of our Directors, Director nominees and named executive officers is 4350 Congress Street, Suite 700, Charlotte, North Carolina 28209.

Name of Beneficial Owner or Number of Persons in the Group	Number of Shares Beneficially Owned(1)		% of Class	Phantom Shares Without Voting or Investment Power (2)
William H. Hernandez	5,000		*	9,366
Matthew K. Juneau	48,717	(3)	*	—
Luther C. Kissam IV	478,156	(4)	*	—
Donald J. LaBauve, Jr.	18,843	(5)	*	—
Douglas L. Maine	34,150		*	—
J. Kent Masters	12,654		*	—
Karen G. Narwold	81,965	(6)	*	—
Jim W. Nokes	15,661		*	1,511
James J. O’Brien	2,082		*	7,340
Barry W. Perry	—		*	11,576
John Sherman Jr.	11,500		*	5,947
Gerald A. Steiner	1,000		*	6,584
Harriett Tee Taggart	11,786	(7)	*	—
Scott A. Tozier	90,646	(8)	*	—
Susan M. Kelliher	6,200	(9)	*	—
Alejandro Wolff	822		*	4,234
Directors and executive officers as a group (16 persons)	819,182		*	46,558

*Indicates beneficial ownership of less than 1% of Common Stock. Calculated based upon 110,751,101 shares of Common Stock outstanding as of March 13, 2017 and assuming conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of shares outstanding, but not the conversion or exercise of securities held by third parties.

(1)The amounts in this column include shares of Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of March 13, 2017: Mr. Kissam: 267,194 shares; Mr. Juneau: 31,056 shares; Mr. Tozier: 56,620 shares; Ms. Narwold: 56,329 shares; and Mr. LaBauve: 8,249 shares.

(2)The amounts in this column reflect phantom shares held in the deferred stock account of each person and represent an equivalent number of shares of Common Stock. Although such shares are not “beneficially owned” as defined under SEC rules, we believe that inclusion of such shares gives our shareholders important additional information regarding the shareholdings of our Directors.

(3)Includes 11,904 shares held in the Albemarle Savings Plan.

(4)Includes 8,045 shares held in the Albemarle Savings Plan.

(5) Includes 9,270 shares held in the Albemarle Savings Plan.

(6)Includes 516 shares held in the Albemarle Savings Plan.

(7)Shares held jointly with spouse.

(8)Includes 1,520 shares held in the Albemarle Savings Plan.

(9)As of Ms. Kelliher’s last Form 4 filed on March 1, 2016.

Stock Ownership Guidelines

To further align the interests of our Directors and officers with our shareholders, the Company also has stock ownership guidelines that require the retention of our shares. Officers are expected to achieve ownership in the amounts set forth in the table below within five years of being appointed to the relevant role.

Name	Guideline
CEO	6 X base salary
CFO	4 X base salary
Other NEOs	3 X base salary

Non-employee Directors are expected to achieve ownership of an amount equal to 5 X their  annual cash retainer within five years of being appointed as a Director, which retainer is currently set at $100,000. In order to help ensure robust stock ownership, directors and officers will be required to hold at least 50% of the post-tax net shares vesting in any twelve month period until they meet their guideline multiple, and will be deemed to be in compliance with the guidelines if they sell no more than that amount.

Our insider trading policy prohibits, among other things, Directors, officers and employees from hedging, short selling or pledging the Company’s shares. In addition, to further align our Directors’ and NEOs’ interests with those of our shareholders, our insider trading policy provides for purchases and sales of our stock by Directors and certain employees, including NEOs, to only during the 30-day period beginning on the third trading day following an earnings announcement (the day of the announcement constituting the first day) and only after being cleared to trade by our General Counsel or a designee thereof, or in accordance with a previously existing Rule 10b5-1 trading plan that meets applicable SEC requirements.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the forms required by Section 16(a) of the Exchange Act furnished to us, we believe that our officers, Directors and beneficial owners of greater than 10% of Common Stock were compliant with all applicable filing requirements in 2016.

PROPOSAL 3 – ELECTION OF DIRECTORS

The Board of Directors, upon unanimous recommendation of the Nominating & Governance Committee, unanimously approved the persons named below as nominees for election to the Board of Directors at the 2017 annual meeting of shareholders. Each of the nominees: (i) is currently a member of the Board of Directors, (ii) has been nominated for election at the 2017 annual meeting of shareholders to hold office until the 2018 annual meeting of shareholders or, if earlier, the election or appointment of his or her successor, and (iii) has consented to being named as such and to serve as such if elected. The proxies submitted for the 2017 annual meeting of shareholders cannot be voted for more than ten nominees.

Proxies will be voted “FOR” the election of the persons named below (or if for any reason such persons are unavailable, for such substitutes as the Board of Directors may designate) as Directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Each nominee who is elected will serve as a Director until his or her successor is elected at our 2018 annual meeting of shareholders or until his or her earlier resignation, replacement or removal.

Each nominee is listed below with information (as of the March 13, 2017 record date) concerning age, principal occupation, employment and directorships during the past five years and positions with the Company, if applicable, and the year in which he or she first became a Director of the Company. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to his or her nomination as a Director, in light of the Company’s business and governance structure.

John Sherman Jr. will retire from our Board effective as of the 2017 annual meeting of shareholders.

Jim W. Nokes; age 70; Director since 2009; Lead Independent Director of the Board of Directors since November 2016; Non-executive Chairman of the Board of Directors from February 2012 to November 2016; retired, having previously served until April 2006 as Executive Vice President of Refining, Marketing, Supply and Transportation of ConocoPhillips, an international, integrated energy company. Other directorship: Tesoro Corporation (independent refiner and marketer of petroleum products) since January 2007. Through Mr. Nokes’ experience at ConocoPhillips, he gained trading and risk management skills and operational experience. In addition, having been an executive of the company during the merger of Phillips Petroleum Co. and Conoco Inc., he gained unique experience in mergers and acquisitions that aids the Board of Directors in evaluating and directing the Company’s future.

William H. Hernandez; age 68; Director since 2011; retired, having previously served as Senior Vice President, Finance, and Chief Financial Officer of PPG Industries, Inc., a global manufacturer of coatings and specialty products, from 1995 to 2009. Other directorships: Northrop Grumman Corporation (leading global security company) since September 2013; Black Box Corporation (provider of network infrastructure services) since December 2009; USG Corporation (manufacturer and distributor of building materials) since September 2009; and Eastman Kodak Company (provider of imaging technology products and services to the photographic and graphic communications markets) from 2002 to 2013. Mr. Hernandez chairs the audit committees of both Northrop Grumman Corporation and USG Corporation. Mr. Hernandez brings to the Board of Directors broad experience in corporate finance, risk management, operations, mergers and acquisitions, strategic planning and executive compensation. In particular, Mr. Hernandez is highly qualified in the fields of accounting, internal controls and economics, all of which contribute to effective service on the Board of Directors. Through his service on the board of directors of other public companies, he has gained additional experience in risk management and corporate governance.

Luther C. Kissam IV; age 52; Director since November 2011; Chairman since November 2016; Chief Executive Officer of the Company since September 2011; and President and Chief Executive Officer of the Company since May 2013. Mr. Kissam served as our President from March 2010 through March 2012, our Executive Vice President, Manufacturing, Law and HS&E from May 2009 through March 2010, our Senior Vice President, Manufacturing and Law, and Corporate Secretary from January 2008 through May 2009 and our Vice President, General Counsel and Secretary from October 2003 through December 2007. Before joining Albemarle, Mr. Kissam served as Vice President, General Counsel and Secretary of Merisant Co. (manufacturer and marketer of sweetener and consumer food products), having previously served as Assistant General Counsel of Monsanto Company (provider of agricultural products and solutions). Mr. Kissam’s knowledge of the Company and its operations is invaluable to the Board of Directors in evaluating and governing the Company’s future. Through his prior experience and service to the Company, he has developed extensive knowledge in the areas of leadership, global business, corporate finance, safety, risk oversight, mergers and acquisitions, management and corporate governance, each of which provides great value to the Board of Directors.

Douglas L. Maine; age 68; Director since January 2015; having previously served as a director of Rockwood since August 2005. Mr. Maine joined International Business Machines, or IBM (a multinational technology and consulting corporation), in 1998 as Chief Financial Officer following a 20 year career with MCI (a global telecommunications company), where he was Chief Financial Officer from 1992-1998. He was named General Manager of ibm.com in 2000, General Manager of IBM’s Consumer Products Industry Division in 2003 and retired in 2005. Other directorships: Orbital ATK, Inc. (formerly known as Alliant Techsystems, Inc., an aerospace, defense, and sporting goods company) since December 2005; and Broadsoft, Inc. (global communication software and service provider) since May 2007. Mr. Maine is audit committee Chairman of both companies’ boards. Mr. Maine was recently appointed to a second three-year term on the “Standing Advisory Group” for the Public Company Accounting Oversight Board (PCAOB). Since May 2009, Mr. Maine has been a Limited Partner and Senior Advisor with Brown Brothers Harriman. Mr. Maine’s prior service on the board of Rockwood and his broad experience in corporate finance, technology and strategic planning is valuable to the Board of Directors.

J. Kent Masters; age 56; Director since January 2015; having previously served as a director of Rockwood since May 2007. Mr. Masters was appointed Chief Executive Officer of Foster Wheeler AG, a global engineering and construction contractor and power equipment supplier, in October 2011 and resigned in November 2014 when Foster Wheeler AG was acquired by Amec plc to form Amec Foster Wheeler plc. Prior to joining Foster Wheeler, Mr. Masters was a member of the executive board of Linde AG, a global leader in manufacturing and sales of industrial gases, with responsibility for the Americas, Africa and the South Pacific since 2006. Prior to joining Linde AG, he was a member of the board of directors of BOC Group, plc, a global industrial gas company, which was acquired by Linde AG in 2006. At BOC Group, plc, he served as President, Process Gas Solutions-Americas, from 2002 to 2005, and as Chief Executive, Industrial and Special Products, from 2005 until 2006. Other directorships: QSuper Holdings, Inc. (private environmental services company) since 2016; Amec Foster Wheeler plc (multinational consultancy, engineering and project management company) since February 2015; Foster

Wheeler AG (global engineering and construction contractor and power equipment supplier) from 2011 to 2014; and African Oxygen Limited (distributor of atmospheric gases, welding and safety products) where Mr. Masters served as the non-executive Chairman from 2005 until 2011. Mr. Masters brings to the Board of Directors significant global business experience in various key industries such as engineering and construction, power equipment and industrial gases in addition to his prior service on the board of Rockwood.

James J. O’Brien; age 62; Director since July 2012; retired, having previously served as Chairman of the Board and Chief Executive Officer of Ashland Inc. through December 2014. Prior to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc. and Senior Vice President and Group Operating Officer of Ashland Inc. He also served as the President of Valvoline from 1995 to 2001. Other directorships: Eastman Chemical Company (a specialty chemical company) since February 2016; Humana Inc. (a managed health care company) since April 2006; Wesco International, Inc. (an electronics distribution and services company) from 2015 to 2017; and Ashland Inc. (global chemical producer) from 2002 to 2014. Mr. O’Brien serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University. Mr. O’Brien has extensive knowledge of the chemical industry, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Barry W. Perry; age 70; Director since 2010; retired, having previously served as Chairman and Chief Executive Officer of Engelhard Corporation, a surface and materials science company, from January 2001 to June 2006, prior to which he held various management positions since joining the company in 1993. Other directorships: Arrow Electronics (a global provider of electronics components and enterprise computing solutions) since January 1999; Ashland Inc. (global chemical producer) since January 2007; and Cookson Group PLC (a leading materials science company operating on a global basis in the ceramics, electronics and precious metals markets) from 2002 to 2011. Mr. Perry’s experience in senior leadership as Chairman and Chief Executive Officer of Engelhard Corporation uniquely positions Mr. Perry to serve on the Board of Directors. Mr. Perry also has over forty years of experience in the plastics/chemical industry. In addition, through his service on the board of directors of other publicly-traded companies, he has developed extensive knowledge in the areas of management, risk oversight and corporate governance.

Gerald A. Steiner; age 56; Director since 2013; Chief Executive Officer and member of the board of managers of Arvegenix Inc., a renewable fuel development company, since January 2015, having previously served as Executive Vice President, Sustainability and Corporate Affairs of Monsanto Company prior to his retirement in January 2014. Mr. Steiner is a principal of Alta Grow Consulting LLC and the former Chair of the Food and Agriculture Section of the Biotechnology Industry Organization. Mr. Steiner is a past chair of the CropLife International Plant Biotechnology Strategy Council and an Executive Committee member of the Council for Biotechnology Information. Mr. Steiner is the Chairman of The Keystone Center and has been a director since 2004. He is also a founder and board member of the Global Harvest Initiative, a public-private initiative whose mission is to sustainably double agricultural production by 2050 and co-founder of Field to Market, an agricultural sustainability organization. Mr. Steiner brings to the Board of Directors extensive experience, with particular focus on government affairs, global business, strategy and the agricultural industry.

Harriett Tee Taggart; age 68; Director since 2007; consultant, having previously served until December 2006 as a Partner of Wellington Management LLC, an investment management firm. Ms. Taggart was global sector equity portfolio manager and global industry analyst for the chemicals and related industries at Wellington Management LLC. Other directorships: The Hanover Insurance Group, Inc. (property and casualty insurance company) since February 2009; and a trustee of the Eaton Vance Mutual Fund Complex (a fund complex comprised of 176 funds) since September 2011. Ms. Taggart’s global experience as a senior investment professional and manager and her expertise in fundamental analysis, evaluation of business strategies, financial statements and future prospects is invaluable to the Board of Directors. Her prior service on the board of The Lubrizol Corporation (specialty chemicals producer) and her experience at Wellington Management LLC have given her valuable financial expertise for service on our Board of Directors. In addition, having served on the boards of several publicly-traded companies, she has gained experience in risk oversight, executive compensation and corporate governance matters.

Ambassador Alejandro Wolff; age 60; Director since January 2015; having previously served as a director of Rockwood since August 2013. As U.S. Ambassador to Chile from September 2010 until August 2013, Ambassador Wolff is a 33-year veteran of the Department of State since joining as a Foreign Service Officer in 1979. His most recent prior assignment was U.S. Ambassador to the United Nations (2005-2010). Ambassador Wolff retired from the U.S. Department of State in August 2013. Ambassador Wolff also served in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union in Brussels, and France from 2001 to 2005. His assignments in Washington included tours on the Policy Planning Staff (1981-1982), in the Office of Soviet Union Affairs (1988-1989), in the Office of the Under Secretary for Political Affairs (1989-1991), as Deputy Executive Secretary of the Department (1996-1998), and as the Executive Assistant to Secretaries of State Madeleine Albright and Colin Powell (1998-2001). Ambassador Wolff is the recipient of the Department of State’s Distinguished, Superior, and Meritorious Honor Awards. Ambassador Wolff previously served as Managing Director of Gryphon Partners LLC (a global advisory firm focused on frontier markets) from 2014 – 2016. Other directorships: Versum Materials, Inc. (an electronic materials company), since 2016. His prior service on the board of Rockwood and his vast experience in international political, economic and commercial affairs provides valuable expertise for service on our Board of Directors.

Election of each Director requires the affirmative vote of a plurality of the votes cast by the holders of shares represented at the 2017 annual meeting of shareholders and entitled to vote. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL THE FOREGOING NOMINEES.

AUDIT & FINANCE COMMITTEE REPORT

The Audit & Finance Committee of the Board of Directors is composed of three independent Directors and operates under a written charter adopted by the Board of Directors. The Audit & Finance Committee approves the selection of our independent registered public accounting firm.

Management is responsible for our disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit & Finance Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit & Finance Committee has met privately with management, the internal auditors and PwC, our independent registered public accounting firm, all of whom have unrestricted access to the Audit & Finance Committee.

The Audit & Finance Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management.

The Audit & Finance Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit & Finance Committee concerning independence, and has discussed with PwC that firm’s independence from the Company.

The Audit & Finance Committee has reviewed and discussed the consolidated financial statements with management and PwC. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and the report of PwC to the Audit & Finance Committee, the Audit & Finance Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2016 Annual Report.

The Audit & Finance Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our Quarterly Reports on Forms 10-Q.

Audit & Finance Committee Pre-Approval Policy

The Audit & Finance Committee has adopted a written policy for the provision of audit services and permitted non-audit services by our independent registered public accounting firm. Our CFO has primary responsibility to the Audit & Finance Committee for administration and enforcement of this policy and for reporting noncompliance. Under the policy, the CFO is responsible for presenting to the Audit & Finance Committee an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit & Finance Committee approves require no further Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit & Finance Committee. The preapproval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (i) all such services are less than 5% of fees paid to the independent registered public accounting firm for the fiscal year and (ii) the services are approved by the Audit & Finance Committee prior to completion of the audit.

Fees Billed by PwC

The Audit & Finance Committee reviews the fees charged by our independent registered public accounting firm. During the fiscal years ended December 31, 2016 and December 31, 2015, PwC billed us the approximate fees set forth below in connection with services rendered by that firm to us.

	2016	2015
Audit Fees	$8,479,038	$10,176,578
Audit-Related Fees	$65,000	1,088,934
Tax Fees	$17,880	27,000
All Other Fees	$132,609	9,905
Total fees	$8,694,527	$11,302,417

Audit Fees

Audit fees include professional services rendered by PwC for the audit of our annual financial statements, including its assessment of our internal control over financial reporting, and the reviews of the financial statements included in our Quarterly Reports on Forms 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, implementation of new financial and accounting reporting standards and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees include reviews of our employee benefit plans, due diligence related to mergers and acquisitions, audits in connection with acquisitions and divestitures, consultation on certain financial accounting and reporting standards and other miscellaneous audit-related fees. For the fiscal years ended December 31, 2016 and December 31, 2015, amounts billed to us were primarily related to employee benefit plan audits, due diligence related to mergers, acquisitions, and divestitures and consultation on other audit-related items.

Tax Fees

Tax fees for the fiscal years ended December 31, 2016 and 2015 primarily related to tax compliance work.

All Other Fees

All other fees consist of a licensing fee for software that provides access to authoritative guidance dealing with financial reporting rules and regulations as well as other non-audit related service fees.

THE AUDIT & FINANCE COMMITTEE

William H. Hernandez, Chair
Douglas L. Maine
James O’Brien

March 30, 2017

PROPOSAL 4 - APPROVAL OF THE ALBEMARLE CORPORATION 2017 INCENTIVE PLAN

The Company is asking its shareholders to approve the 2017 Incentive Plan (the “Plan”), the Company’s new incentive plan, which was approved by the Company’s Board of Directors on February 23, 2017, subject to shareholder approval solicited hereby. If approved by shareholders, the Plan will supersede the Albemarle Corporation 2008 Incentive Plan. Approval of the Plan will not affect awards already granted under the 2008 Incentive Plan.

A copy of the Plan is attached as Appendix A to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC’s website at http://www.sec.gov. The following is a summary of the material features of the Plan and is qualified in its entirety by reference to the Plan.  Capitalized terms not otherwise defined are used as set forth in the Plan.

Administration

The Executive Compensation Committee administers the Plan. The Executive Compensation Committee has the authority to select the individuals who will participate in the Plan (“Participants”) and to grant options, SARs, restricted stock and restricted stock units, performance shares and performance units and cash-based and other stock-based awards upon such terms (not inconsistent with the terms of the Plan) as the Executive Compensation Committee considers appropriate. In addition, the Executive Compensation Committee has complete authority to interpret all provisions of the Plan, to prescribe the form of notices or agreements evidencing awards under the Plan (“Award Agreement”), to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan, including revising the terms of the Plan as they apply to non-U.S. employees, to comply with local law.

The Executive Compensation Committee may delegate its authority to administer the Plan to one of the Company’s officers. The Executive Compensation Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Exchange Act. As used in this summary, the term “Administrator” means the Executive Compensation Committee and any delegate, as appropriate.

Eligibility

Any employee of the Company or an affiliate is eligible to participate in the Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or its affiliates. The Company is not able to estimate the number of individuals that the Administrator will select to participate in the Plan or the type or size of awards that the Administrator will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.

Awards

Options. Options granted under the Plan may be incentive stock options (“ISOs”) or nonqualified stock options. An option entitles the Participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the per share fair market value on the date of grant (or, with respect to ISOs, in the case of a holder of more than 10 percent of outstanding voting securities, 110 percent of the per share fair market value). The option price may be paid in cash, a cash equivalent acceptable to the Administrator, with shares of Common Stock, by a cashless broker-assisted exercise, or a combination thereof, or any other method accepted by the Executive Compensation Committee.

Options may be exercised in whole or in part at such times and subject to such conditions as may be prescribed by the Administrator, provided that an option shall be exercisable after a period of time specified by the Administrator which may not be less than three years (except that options may become partially exercisable after a period of at least one year so long as the entire option grant does not become exercisable in less than three years), except as the Administrator may provide in an Award Agreement. The maximum period in which an option may be exercised will be fixed by the Administrator at the time the option is granted but cannot exceed 10 years (five years for ISOs granted to a holder of more than 10 percent of the Company’s outstanding voting securities). The Award Agreement will set forth the extent to which a Participant may exercise the option following termination of employment. No employee may be granted ISOs that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000.

SARs. Under the Plan, a stock appreciation right (“SAR”) generally entitles the Participant to receive with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant.

SARs may be exercised at such times and subject to such conditions as may be prescribed by the Administrator, provided that a SAR shall be exercisable after a period of time specified by the Administrator which may not be less than three years (except that SARs may become partially exercisable after a period of at least one year so long as the entire SAR grant does not become exercisable in less than three years), except as the Administrator may provide in an Award Agreement. The maximum period in which a SAR may be exercised will be fixed by the Administrator at the time the SAR is granted, but cannot exceed 10 years for awardees within the U.S. The Award Agreement shall set forth the extent to which a Participant may exercise the SAR following termination of employment. The amount payable upon the exercise of a SAR may, in the Administrator’s discretion, be settled in cash, Common Stock, or a combination thereof, or any other manner approved by the Administrator. The form in which the SAR will be paid out to a Participant after exercise, as well as any conditions on any shares of Common Stock received upon exercise of a SAR, will be set forth in the Award Agreement pertaining to the SAR grant.

Restricted Stock and Restricted Stock Units. The Plan permits the grant of restricted stock and restricted stock units. Restricted stock units are similar to restricted stock except that no shares of Common Stock are actually granted on the grant date of the award. An award of restricted stock or restricted stock units will be forfeitable, or otherwise restricted, until conditions established at the time of the grant are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or the attainment of certain performance objectives. Any restrictions imposed on an award of restricted stock or restricted stock units will be prescribed by the Administrator. Restricted stock and restricted stock units shall vest over a period of at least three years (except that such stock and units may partially vest after a period of at least one year so long as the entire award does not fully vest earlier than three years after grant), except as the Administrator may provide in an Award Agreement. The Award Agreement shall set forth the extent to which a Participant may retain restricted stock or restricted stock units following termination of employment. Restricted stock will become freely transferrable by the Participant after all conditions and restrictions have been satisfied. Vested restricted stock units may, in the Administrator’s discretion, be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Administrator.

Performance Units and Performance Shares. The Plan provides for the award of performance units and performance shares. A performance share award entitles a Participant to receive a payment equal to the fair market value of a specific number of shares of Common Stock. A performance unit award is similar to a performance share award except that a performance unit award is not necessarily tied to the value of Common Stock. The Administrator will prescribe the conditions that must be satisfied before an award of performance units or performance shares is earned. These conditions may include, for example, a requirement that the Participant complete a specified period of service or the attainment of certain performance objectives which, under the terms of the Plan, must be for a period of at least one year, except as the Administrator may provide in an Award Agreement. The Award Agreement shall set forth the extent to which a Participant may retain performance units and performance shares following termination of employment. To the extent that performance units or performance shares are earned and vested, the obligation may be settled in cash, Common Stock or a combination of cash and Common Stock. If the award is settled in shares of Common Stock, the shares may be subject to additional restrictions deemed appropriate by the Administrator.

Cash-Based and Other Stock-Based Awards. The Plan also allows the Administrator to make cash-based and other stock and equity-based awards to Participants on such terms and conditions as the Administrator prescribes. The Award Agreement shall set forth the extent to which a Participant may retain cash-based and other stock and equity-based awards following termination of employment. To the extent that any cash-based and other stock and equity-based awards are granted, they may, in the Administrator’s discretion, be settled in cash or Common Stock.

Compliance with Section 162(m). It is intended that unless otherwise provided by the Executive Compensation Committee, awards determined in accordance with the Plan shall be excluded from the deduction limitations contained in Section 162(m) of the Code. Therefore, subject to the Executive Compensation Committee's determination that an award does not need to meet the “performance-based” compensation exception contained in Section 162(m), if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Executive Compensation Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

Transferability

In general, awards available under the Plan will be nontransferable except by will or the laws of descent and distribution.

Performance Objectives

The Executive Compensation Committee may prescribe that (1) an option or SAR is exercisable, (2) an award of restricted stock or restricted stock units is vested or transferable or both, (3) performance units or performance shares are earned, or (4) payment under a cash-based or other stock-based award is earned, only upon the attainment of certain performance objectives. Such performance objectives may be used to measure the performance of any Participant, the Company, an affiliate, a subsidiary, as a whole or any business unit or line of business, or any combination thereof. The performance objectives may be measured on an absolute, gross, total, net per share, average, adjusted or relative basis (or measure based on changes therein), including as compared to the performance of a group of comparator companies or index. The performance objectives will be based on one or more of (a) net earnings or net income (before or after taxes); (b) earnings per share (basic or diluted); (c) net sales or revenue growth; (d) net operating profit; (e) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (f) cash flow (including, but not limited to, throughput, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (g) earnings before or after taxes, interest, depreciation, and/or amortization; (h) earnings before taxes; (i) gross or operating margins; (j) corporate value measures; (k) capital expenditures; (l) unit volumes; (m) productivity ratios; (n) share price (including, but not limited to, growth measures and total shareholder return); (o) cost or expense; (p) margins (including, but not limited to, debt or profit); (q) operating efficiency; (r) market share; (s) customer satisfaction; (t) working capital targets or any element thereof; (u) economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (v) health, safety and environmental performance; (w) corporate advocacy metrics; (x) strategic milestones (including, but not limited to, debt reduction, improvement of cost of debt, equity or capital, completion of projects, achievement of synergies or integration objectives, or improvements to credit rating, inventory turnover, weighted average cost of capital, implementation of significant new processes, productivity or production, product quality, and any combination of the foregoing); (y) strategic sustainability metrics (including, but not limited to, corporate governance, enterprise risk management, employee development, and portfolio restructuring); and (z) stockholder equity or net worth.

Change in Control

Unless otherwise provided in an Award Agreement, upon a Change in Control of the Company the following shall occur:

•Unearned performance awards shall be (i) earned on a pro-rata basis at the higher of actual or target performance and (ii) measured as of the end of the calendar quarter before the change in control date or, if the award is stock-price based, as of the effective date of the change in control;

•Earned but unvested performance awards shall be immediately vested and payable as of the change in control;

•For awards other than performance awards, a Replacement Award may be issued.

•If a Replacement Award is not issued, awards shall be immediately payable or exercisable.

•Other than with respect to outstanding performance awards, the Executive Compensation Committee may cancel outstanding awards and award holders will receive shares or cash equal to the difference between the payments shareholders receive in connection with the change in control and the purchase price per share, if any.

To the extent the Common Stock continues to be publicly traded after a qualifying change in control, awards that are not performance awards shall continue under their applicable terms.

Except as may be provided in a severance compensation agreement between the Company and the Participant, if, in connection with a change in control, a Participant’s payment of any awards will cause the Participant to be liable for federal excise tax levied on certain “excess parachute payments,” then either (i) all payments otherwise due; or (ii) the reduced payment amount to avoid an excess parachute payment, whichever will provide the Participant with the greater after-tax economic benefit taking into account any applicable excise tax, shall be paid to the Participant, and in no event will any Participant be entitled to receive any kind of gross-up payment or reimbursement for any excise taxes payable in connection with change in control payments.

Share Authorization

The maximum aggregate number of shares of Common Stock that may be issued under the Plan, consisting of Common Stock issued and Common Stock underlying outstanding awards granted on or after the date the Plan is approved by shareholders, is 4,500,000 shares. This limitation will be adjusted as the Executive Compensation Committee determines is appropriate in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. The terms of outstanding awards and the limitations on individual grants also will be adjusted as the Executive Compensation Committee determines is appropriate to reflect such changes.

If an award entitles the holder to receive or purchase shares of Common Stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the Plan as follows:

•With respect to any awards, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates; and

•Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the Plan.

In addition, any shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without issuance of shares shall be available again for grant under the Plan.

In no event, however, will the following shares again become available for awards or increase the number of shares available for grant under the Plan: (i) Shares tendered by the Participant in payment of the exercise price of an option; (ii) shares withheld from exercised awards for tax withholding purposes; (iii) shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) shares repurchased by the Company with proceeds received from the exercise of an option.

Individual Limitations

No individual may be granted or awarded in any calendar year options covering more than 200,000 shares of Common Stock in the aggregate. In addition, no individual in any calendar year may be awarded, in the aggregate, restricted stock or restricted stock units, performance shares or performance units or cash-based or other stock-based awards (other than stock options or SARs) covering more than 200,000 shares of Common Stock. With respect to awards that are performance based and payable other than in shares of Common Stock, the maximum amount payable to an individual, in any year, is $5,000,000.

Amendment and Termination

No award may be granted under the Plan after 10 years from the date the Plan is approved by shareholders. The Executive Compensation Committee, may, without further action by shareholders, amend or terminate the Plan or an Award Agreement in whole or in part including adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events, except that no material amendment of the Plan, or an amendment that increases the number of shares of Common Stock that may be issued under the Plan or otherwise requires shareholder approval under applicable rules or law, will become effective, and no option or SAR will be repriced, replaced, repurchased (including a cash buyout), or regranted through cancellation, until approved by shareholders. Any amendment of the Plan must comply with the rules of the NYSE and shall not have any material adverse effect with respect to any previously granted Award absent written consent of the Award holder.

Federal Income Tax Consequences

The Company has been advised by counsel regarding the federal income tax consequences of the Plan. No income is recognized by a Participant at the time an option or SAR is granted. If the option is an ISO, no income will be recognized upon the Participant’s exercise of the option (except that the alternative minimum tax may apply). Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option or SAR generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. If a Participant disposes of shares acquired under an ISO before two years after the ISO was granted, or before one year after the ISO was exercised, this is a “disqualifying disposition” and the Participant will recognize ordinary income equal to the excess of the amount received for the shares over the option price.

Income is recognized on account of the award of restricted stock and performance shares when the shares first become transferable or are no longer subject to a substantial risk of forfeiture unless the Participant makes an election to recognize income currently under Section 83(b) of the Code. At the applicable time, the Participant recognizes income equal to the fair market value of the Common Stock.

With respect to awards of performance units, restricted stock units, and cash-based awards, a Participant will recognize ordinary income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an award.

The Company generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or upon the taxability to the recipient of restricted stock and performance shares, the settlement of a performance unit or restricted stock unit, and the payment of a cash-based or other stock-based award (subject to tax limitations on the Company’s deductions in any year that certain remuneration paid to certain executives exceeds $1 million). The amount of the deduction is equal to the ordinary income recognized by the Participant. The Company will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO unless the Participant has made a “disqualifying disposition” of the shares acquired on exercise of the ISO, in which case the Company will be entitled to a deduction at the same time and in the same amount as the Participant’s recognition of ordinary income.

Vote Required

The approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock cast on this proposal, provided that a quorum is present. Abstentions and broker non-votes will have no effect on the proposal, provided that a quorum is present.

The Board recommends that shareholders vote “FOR” the APPROVAL OF THE albemarle corporation 2017 incentive plan.

PROPOSAL 5 - AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED

Our Board of Directors has adopted, and recommends that the shareholders approve, an amendment to our Amended and Restated Articles of Incorporation, as amended (the “Articles”) to remove the requirement that directors be elected by a plurality vote. The amendment to the Articles consists of revising Article IV, Section A.2. (b) as set forth on Annex A to this section and below:

2.  Except as otherwise required in these Articles as they may hereafter be amended:

(a)Any Corporation action, except the election of Directors, an amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action;

(b)The election of Directors will be as set forth in the Company’s Bylaws;~~Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at which a quorum is present;~~

Under Virginia law, unless otherwise provided in a corporation’s articles of incorporation or bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.  Currently, Article IV.A.2(b) of our Articles sets forth the voting standard applicable to the election of directors and requires that directors be elected by a plurality of the votes cast. Removing the director voting standard from our Articles will allow us to amend our Bylaws to change the director voting standard from a plurality plus standard to a majority vote in uncontested elections.

In plurality voting, the nominees for available directorships who receive the highest number of favorable votes cast are elected.  Accordingly, a director may be elected without receiving a majority of votes cast “for” his or her election and even if the number of “withheld” votes exceeds the number of “for” votes. Conversely, under a majority vote standard, a director nominee is only elected if the number of votes cast “for” the nominee’s election is greater than the number of votes cast “against” that director nominee. Abstentions and broker non-votes are not considered votes cast “for” or “against” the nominee.

In connection with the proposed amendment to the Articles, the Board of Directors has approved amendments to our Bylaws. The Bylaw amendments provide for a majority vote standard in uncontested director elections, while retaining a plurality vote standard in the event of a contested election (generally, one in which the number of director nominees exceeds the number of directors to be elected).

In connection with the proposed amendment to the Articles, the Board of Directors has also approved amendments to our Corporate Governance Guidelines. Such amendments would require a nominee who already serves as a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election in an election to which the majority vote standard applies under the revised Bylaws following certification of the election results. The Nominating & Governance Committee (or, in some cases, a committee of independent directors) will make a recommendation to the Board of Directors as to whether to accept the tendered resignation or reject it. The Board of Directors will act on and publicly disclose its decision with respect to the tendered resignation and the rationale behind the decision no later than 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Nominating & Governance Committee recommendation or Board of Directors action regarding whether to accept or reject the tendered resignation.

If the amendment to the Articles is approved, we will promptly file articles of amendment containing the amendment to the Articles with the State Corporation Commission of the Commonwealth of Virginia. The amendment to the Articles will become effective upon the issuance of a certificate of amendment by the State Corporation Commission. The corresponding amendments to our Corporate Governance Guidelines and our Bylaws will become effective upon the effectiveness of the amendment to the Articles.

Effect of Proposal

The Board of Directors believes the proposed amendment to the Articles, along with the adoption of the amendments to the Bylaws and Corporate Governance Guidelines, provide a greater level of accountability of directors to shareholders and reflect corporate governance best practice. The Board of Directors believes, however, that the plurality vote standard should continue to apply in contested director elections because if a majority vote standard is used, fewer director nominees could be elected to the Board of Directors than the number of seats up for election. If the proposed amendment to the Articles becomes effective, the Bylaws and Corporate Governance Guidelines amendments described above would apply to the election of directors at the annual meeting of shareholders in 2018. If the shareholders do not approve the amendment to the Articles to remove the requirement for a plurality vote, the amendments to the Bylaws and Corporate Governance Guidelines will not be implemented.

Approval of this proposal requires the affirmative vote of the holders of a majority of shares entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AMENDING ALBEMARLE’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

ANNEX A

PROPOSED AMENDMENT TO ARTICLE IV.A OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF ALBEMARLE CORPORATION

If shareholders approve PROPOSAL 5  to amend Albemarle Corporation’s Amended and Restated Articles of Incorporation, as amended, the text indicated by strike-through will be deleted and the text indicated by underline will be added.

REVISED ARTICLE IV.A OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF ALBEMARLE CORPORATION

A.Common Stock.

1.  Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders.

2.  Except as otherwise required in these Articles as they may hereafter be amended:

(a)Any Corporation action, except the election of Directors, an amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action;

(b)(b) The election of directors will be as set forth in the Company’s Bylaws ~~Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present~~;

PROPOSAL 6 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Finance Committee of the Board of Directors has appointed PwC as the Company’s independent registered public accounting firm for fiscal year 2017. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit & Finance Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit & Finance Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit & Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of PwC will be present at the 2017 annual meeting of shareholders, will have the opportunity to make a statement at the meeting if they so desire, and will be available to respond to appropriate questions.

Approval of this proposal requires that the votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Q1:Why am I being asked to review this document?

A:The accompanying proxy is solicited on behalf of the Board of Directors of Albemarle. We are providing these proxy materials to you in connection with the 2017 annual meeting of shareholders (the “Meeting”). As a Company shareholder, you are invited to attend the Meeting and are entitled and encouraged to vote on the matters described in this Proxy Statement.

Q2:Who is entitled to vote?

A:You may vote all shares of our Common Stock that you owned at the close of business on Monday, March 13, 2017, the record date (“Record Date”). On the Record Date, the Company had 110,751,101 shares of Common Stock outstanding and entitled to vote at the Meeting. Each share of Common Stock you held on the Record Date is entitled to one vote.

Q3:What is a proxy?

A:A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document also is called a proxy. Mr. Luther C. Kissam IV and Ms. Karen G. Narwold have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Secretary prior to the Meeting and not revoked will be voted by the proxy holders in accordance with the instructions provided.

Q4:What is a voting instruction form?

A:If you hold your shares of Common Stock in “street name,” you are a beneficial owner of those shares and should receive a “voting instruction form” from your bank, broker or its nominee who is the record holder of those shares. The voting instruction form provides information on how you may instruct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

Q5:Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:In accordance with rules adopted by the SEC, we may furnish proxy materials (including this Proxy Statement and our Annual Report) to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our shareholders, instructs you as to how you may access and review proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q6:How can I access the proxy materials over the Internet?

A:The Notice, proxy card or voting instruction form contain instructions on how to:

•View our proxy materials for the Annual Meeting on the Internet and vote your shares; and

•Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Q7:What proposals will be voted on at the Meeting?

A:There are six proposals to be considered and voted on at the Meeting. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on are as follows:

1.To approve the non-binding advisory resolution approving the compensation of our named executive officers;

2.To conduct an advisory vote on how often shareholders will vote on the compensation of our named executive officers;

3.To elect each of the ten nominees named in this Proxy Statement to the Board of Directors of the Company, to serve a one-year term expiring at the earlier of the 2018 Annual Meeting or upon his or her successor being elected and qualified;

4.To approve the Albemarle Corporation 2017 Incentive Plan;

5.To approve an amendment to our Amended and Restated Articles of Incorporation; and

6.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

We will also consider other business that properly comes before the Meeting in accordance with Virginia law and our Bylaws.

Q8:How many shares must be present to hold the Meeting?

A:In order for the Meeting to be conducted, a majority of the outstanding shares of Common Stock as of the Record Date must be present in person or represented by proxy at the Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held of record by a bank, broker or its nominee (“broker shares”) pursuant to a signed proxy or voting instruction form that are voted on any matter (including an abstention or withheld vote by broker shares) are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q9:What vote is needed to approve the non-binding resolution approving the compensation of our named executive officers and the advisory vote as to the frequency of the shareholder vote (every one, two or three years) on the compensation of our named executive officers?

A:The approval of the non-binding resolution approving the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. The non-binding advisory vote as to the frequency (every one, two or three years) with which the non-binding shareholder vote regarding the approval of the compensation of our named executive officers should be conducted requests for you to choose between a frequency of every one, two or three years or to abstain from voting on that proposal. Note that shareholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to the proposal as to the frequency of the shareholder vote on executive compensation. Because your vote on these proposals is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results on this resolution and take them into consideration when making future decisions regarding executive compensation and the frequency of the advisory vote on executive compensation.

Q10:     What vote is needed to elect Directors?

A:The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted in the election of Directors. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.

Q11:     What vote is needed to approve the Albemarle Corporation 2017 Incentive Plan?

A:The approval of the Albemarle Corporation 2017 Incentive Plan requires that the number of votes cast in favor of, exceeds the number of votes cast in opposition to, the Plan.

Q12:     What vote is needed to approve the amendment to the Amended and Restated Articles of Incorporation?

A:The approval of the amendment to the Amended and Restated Articles of Incorporation requires an affirmative vote of a majority of shares entitled to vote.

Q13:     What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?

A:The ratification of the appointment of PricewaterhouseCoopers LLP requires that the number of votes cast in favor of, exceeds the number of votes cast in opposition to, the ratification.

Q14:     What are the voting recommendations of the Board of Directors?

A:The Board of Directors recommends that shareholders vote “FOR” approval of the non-binding advisory resolution approving the compensation of our named executive officers, “FOR” an annual frequency of the non-binding shareholder vote to approve the compensation of our named executive officers, “FOR” all proposed Director nominees, “FOR” the approval of the Albemarle Corporation 2017 Incentive Plan, “FOR” the approval of the amendment to the Amended and Restated Articles of Incorporation and “FOR” the ratification of the appointment of PwC.

Q15:    How do I vote?

A:If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, you are considered a shareholder of record with respect to those shares. If you are a shareholder of record, you may vote your shares using any of the following proxy voting alternatives:

•By Internet at http://www.ProxyVote.com. Use the Internet to transmit your proxy instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on Thursday, May 11, 2017.

•By Telephone by dialing 1.800.690.6903. Use any touch tone telephone to transmit your proxy instructions up until 11:59 p.m., Eastern Time, on Thursday, May 11, 2017.

•By Mail by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided.

•In Person at the Meeting.

Please carefully consider all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision. Whether or not you plan to attend the Meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares. If you are a beneficial owner of shares, you should receive a “voting instruction form” from your bank, broker or its nominee that holds those shares. The voting instruction form provides information on how you may instruct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted – whether via the Internet, telephone or mail – will be superseded by the vote you cast at the Meeting. If your proxy is properly completed and submitted, whether by the Internet, telephone or mail, and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in accordance with the voting instructions that you provide on your proxy card or, if none are provided, then as recommended by our Board of Directors and as set forth in this Proxy Statement. To vote at the Meeting, shareholders that hold shares in “street name” will need to contact the bank, broker or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

Q16:     How will my shares be voted if I sign, date and return my proxy or voting instruction form, but do not provide complete voting instructions with respect to each proposal?

A:Shareholders should specify their choice for each matter on the proxy they submit whether by Internet, telephone, mail or voting instruction form. If no specific instructions are given, it is intended that signed and returned proxies will be voted “FOR” the approval of the non-binding advisory resolution approving the compensation of our named executive officers, “FOR” an annual frequency of the non-binding shareholder vote to approve the compensation of our named executive officers, “FOR” the election of all Director nominees, “FOR” the approval of the Albemarle Corporation 2017 Incentive Plan,  “FOR” the approval of the amendment to our Amended and Restated Articles of Incorporation and “FOR” the ratification of the appointment of PwC, and, in the discretion of the proxy holders, on any other business proposal which may properly come before the Meeting (the Board of Directors does not presently know of any other such business), with the following two exceptions:

•Shares of Common Stock held in our Albemarle Corporation Savings Plan (the “Savings Plan”) for which no direction is provided on a properly executed, returned and unrevoked voting instruction form will be voted proportionately in the same manner as those shares held in our Savings Plan for which timely and valid voting instructions are received with respect to such proposals; and

•Shares of Common Stock held in our Savings Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our Savings Plan for which timely and valid voting instructions are received.

Q17:     How will my shares be voted if I do not return my proxy or my voting instruction form?

A:It will depend on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name with Wells Fargo, our transfer agent, your shares will only be voted if Wells Fargo receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement (which is explained under “Questions and Answers about this Proxy Statement and the Meeting,” “How many shares must be present to hold the Meeting?” on page 86), unless you attend the Meeting to vote them in person.

If you are a shareholder whose shares of Common Stock are held in “street name,” which means that your shares are registered in the name of your bank, broker or other nominee, your bank, broker or other nominee may or may not vote your shares in its discretion if you have not provided voting instructions to the bank, broker or its nominee. Whether the bank, broker or other nominee may vote your shares depends on the proposals before the Meeting. Under the rules of the NYSE, your broker may vote your shares in its discretion on “routine matters.” Based on the rules of the NYSE, we believe that the ratification of the appointment of PwC as our independent registered public accounting firm is a routine matter for which brokerage firms may vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in “street name” with a bank, broker or other nominee and you do not return your voting instruction form, your bank, broker or other nominee may vote your shares on the ratification of the appointment of PwC as our independent registered public accounting firm.

The rules of the NYSE, however, do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This is called a “broker non-vote.” Your bank, broker or other nominee may not vote your shares with respect to the election of the Director nominees or the other matters to be considered at the 2017 Annual Meeting (except for the ratification of the appointment of PwC, which is considered routine) in the absence of your specific instructions as to how to vote with respect to each of these matters because, under the rules of the NYSE, these matters are not considered “routine.”

Q18:     How are abstentions and broker non-votes counted?

A:Broker non-votes and, with respect to the election of Directors, withheld votes, will not be included in the vote totals for the election of Directors, the approval of the non-binding advisory vote regarding the frequency with which the non-binding shareholder vote to approve the compensation of our named executive officers should be conducted, the vote relating to the Albemarle Corporation 2017 Incentive Plan, or the amendment and restatement of our Amended and Restated Articles of Incorporation. Broker non-votes have no effect on the other proposals, other than the ratification of the appointment of PwC (as to which brokers may vote, because such proposal is considered a routine matter). Abstentions will have no effect on any proposals.

Q19:     What happens if additional matters are presented at the Meeting?

A:  Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Meeting. If you grant a proxy, the proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting in accordance with Virginia law and our Bylaws.

Q20:     Can I change or revoke my vote?

A:Any shareholder giving a proxy may change or revoke it at any time before it is voted at the Meeting. A proxy can be changed or revoked by:

•Delivering a later dated proxy, or written notice of revocation, to our Secretary at the address listed at the top of this Proxy Statement; or

•Appearing at the Meeting and voting in person.

If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy, you should retain a copy of the voter control number found on the proxy in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the Meeting will not by itself revoke a proxy.

If you are a shareholder whose stock is held in “street name” with a bank, broker or other nominee, you must follow the instructions found on the voting instruction form provided by the bank, broker or other nominee, or contact your bank, broker or other nominee in order to change or revoke any voting instructions that you have previously provided on such voting instruction form.

Q21:    Where can I find the results of the Meeting?

A:We intend to announce preliminary voting results at the Meeting and publish final results through a Current Report on Form 8-K that we will file with the SEC within four business days after the Meeting.

Q22:     Who pays for the solicitation of proxies?

A:We will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our Directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Alliance Advisors, LLC (“Alliance”) has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. We will pay Alliance approximately $6,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify Alliance against any losses arising out of Alliance’s proxy soliciting services on our behalf.

Q23:     How do I communicate with the Board of Directors?

A:Shareholders and other interested persons may communicate with the full Board of Directors, a specified Committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail addressed to Albemarle Corporation, 4350 Congress Street, Suite 700, Charlotte, North Carolina 28209, Attention: Chair of the Nominating & Governance Committee or by electronic mail at governance@albemarle.com.  The Chair of the Nominating & Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chair of the Nominating & Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more Committee members, (iii) one or more Board members and/or (iv) other individuals or entities.

Q24:    How will the Meeting be conducted?

A:The chairperson of the Meeting (as determined in accordance with our Bylaws) will preside over the Meeting and make any and all determinations regarding the conduct of the Meeting. Please note that seating is limited and will be available on a first-come, first-served basis. Cameras, recording devices and other electronic devices are not permitted at the Meeting. No items will be allowed into the Meeting that might pose a concern for the safety of those attending. Additionally, to attend the Meeting you will need to bring identification and proof sufficient to us that you were a shareholder of record as of the Record Date or that you are a duly authorized representative of a shareholder of record as of the Record Date.

SHAREHOLDER PROPOSALS

Under applicable regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2018 annual meeting of shareholders must present such proposal to our Secretary at our principal office at Albemarle Corporation, 4350 Congress Street, Suite 700, Charlotte, North Carolina 28209, not later than 120 calendar days before March 30, 2018 (unless the date of the 2018 annual meeting of shareholders is changed by more than 30 days from the one year anniversary date of the 2017 annual meeting of shareholders, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials), in order for the proposal to be considered for inclusion in our 2018 Proxy Statement. We anticipate holding the 2018 annual meeting of shareholders on Tuesday, May 9, 2018.

Our Bylaws provide that for a nomination or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for shareholder action.

To be timely, a shareholder’s notice relating to matters other than proposals for the Company to include in its proxy statement one or more directors nominated by a shareholder shall be delivered to the Secretary at the principal executive offices of the Company no later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting does not commence a new time period, or extend any time period, for the giving of a shareholder’s notice as described above.

A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of Albemarle stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding mailing date for the notice of annual meeting of shareholders.

To be in proper form, a shareholder’s notice to the Secretary must set forth, as to the shareholder giving the notice, the information required pursuant to our Bylaws. The Company may also require shareholders to furnish additional information. The requirements found in our Bylaws are separate from, and in addition to, the requirements of the SEC that a shareholder must meet to have a proposal included in our Proxy Statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Notice and Access

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact associated with the printing and delivery of materials. If you want more information, please see “Questions and Answers about this Proxy Statement and the Annual Meeting” starting on page 85.

Electronic Access of Proxy Materials and Annual Reports

This Proxy Statement and the 2016 Annual Report are available on our Internet website at www.albemarle.com (See Investors/Financials/Annual Reports). Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents shareholders would otherwise receive. We will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at Secretary, Albemarle Corporation, 4350 Congress Street, Suite 700, Charlotte, North Carolina 28209. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy, and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in “street name” should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing us at Investor Relations, Albemarle Corporation, 4350 Congress Street, Suite 700, Charlotte, North Carolina 28209 or by telephoning 225.388.8011.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single copy of the Notice and, if applicable, the proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to be able to access and receive separate proxy cards. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses.

Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with the Notice and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Investor Relations department as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single copy of the Notice and, if applicable, the proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the Notice (and, if applicable, this Proxy Statement or the 2016 Annual Report) by contacting our Investor Relations department as described above. Beneficial owners with the same address who receive more than one copy of the Notice (or, as applicable, of the Proxy Statement and the 2016 Annual Report) may request delivery of a single copy of the Notice (or, as applicable, the Proxy Statement and the 2016 Annual Report) by contacting our Investor Relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Karen G. Narwold, Secretary

March 30, 2017	

***********

Important Notice Regarding the Internet Availability of Proxy Materials for the Meeting to Be Held on Friday, May 12, 2017.

This Proxy Statement and our Annual Report on Form 10-K (the “2016 Annual Report”) are both available free of charge at our website at www.albemarle.com (See Investors/Financials/Annual Reports).  The 2016 Annual Report is not incorporated by reference into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials, unless otherwise specifically stated herein. Upon request, we will provide shareholders with paper copies of this Proxy Statement and the 2016 Annual Report, without charge. Requests should be directed to our Investor Relations department as described below:

Albemarle Corporation
4350 Congress Street
Suite 700
Charlotte, NC  28209
Attention: Investor Relations

We make available free of charge through our Internet website www.albemarle.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). The information on our Internet website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Appendix A

2017 Incentive Plan

Albemarle Corporation
2017 Incentive Plan

Albemarle Corporation
2017 Incentive Plan

Article 1.Establishment, Purpose, and Duration

1.1Establishment.  Albemarle Corporation, a Virginia corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Albemarle Corporation 2017 Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan’s effective date is the date the Plan is approved by the Company’s shareholders (the “Effective Date”), and the Plan shall remain in effect as provided in Section 1.3 hereof.  Upon its effectiveness, the Plan shall supersede the Existing Incentive Plan (as defined herein) such that no further awards shall be made under the Existing Incentive Plan. This Plan shall not, in any way, affect awards under the Existing Incentive Plan that are outstanding as of the Effective Date.

1.2Purpose of this Plan.  The purpose of this Plan is to provide a means whereby Employees develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.  A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date.  After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.  Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2.Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.1.

2.3“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance

Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof.  The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(a)Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) after reasonable notice to the Participant of that failure;

(b)Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d)Breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.9“Change of Control” means the occurrence of any of the following events:

(i)any Person, or “group” as defined in section 13(d)(3) of the Exchange Act, becomes, directly or indirectly, the Beneficial Owner of 20% or more of the combined voting power of the then outstanding securities of the Corporation that are entitled to vote generally for the election of the Corporation’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Corporation approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made).  However, if any such Person or “group” becomes the Beneficial Owner of 20% or more, and less than 30%, of the Voting Securities, the Continuing Directors may determine, by a vote of at least two-thirds of the Continuing Directors, that the same does not constitute a Change of Control;

(ii)as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Corporation’s board of directors, or any successor’s board of directors, within two years of the last of such transactions;

(iii)the shareholders of the Corporation approve a Business Combination and such Business Combination is consummated, unless immediately following such Business Combination, (1) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Corporation through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (ii) no Person (excluding any employee benefit plan or related trust of the Corporation or the Corporation resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the Corporation resulting from such Business Combination are Continuing Directors.

For purposes of this Section 2.9, the following terms shall have the meanings set forth below:

(A)Affiliate and Associate shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(B)Beneficial Owner means that a Person shall be deemed the “Beneficial Owner” and shall be deemed to “beneficially own,” any securities:

(i)that such Person or any of such Person’s Affiliates or Associates owns, directly or indirectly;

(ii)that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that, a Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” securities tendered pursuant to a tender or exchange offer made by such Person or any such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

(iii)that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (1) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iv)that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associates thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (iii) of this definition) or disposing of any voting securities of the Corporation provided, however, that notwithstanding any provision of this definition, any Person engaged in business as an underwriter of securities who acquires any securities of the Corporation through such Person’s participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” such securities until the expiration of forty days after the date of acquisition; and provided, further, that in no case shall an officer or director of the Corporation be deemed (1) the beneficial owner of any securities beneficially owned by another officer or director of the Corporation solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Corporation; or (2) the beneficial owner of securities held of record by the trustee of any employee benefit plan of the Corporation or any Subsidiary of the Corporation for the benefit of any employee of the Corporation or any Subsidiary of the Corporation, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the trust.

(C)Continuing Directors means any member of the Corporation’s Board (i) who was a member of the Corporation’s Board as of December 31, 2016, or (ii) whose subsequent nomination for election or election to the Corporation’s Board was recommended or approved by a majority of the Continuing Directors.

(D)Person means any individual, firm,  company, partnership or other entity.

(E)Subsidiary means, with references to any Person, any company or other entity of which an amount of voting securities sufficient to elect a majority of the directors or Persons having similar authority of such company or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

2.10“Code” means the U.S.  Internal Revenue Code of 1986, as amended from time to time.  For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11“Committee” means the Executive Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan.  The members of the Committee shall (i) be appointed from time to time by and shall serve at the discretion of the Board, and (ii) shall consist of “outside directors” as defined in Section 162(m) of the Code and “non-employee directors” as defined in Section 16 of the Exchange Act.  If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12“Company” or “Corporation” means Albemarle Corporation, a Virginia corporation, and any successor thereto as provided in Article 20 herein.

2.13“Covered Employee” means any Employee who is or may become a “covered employee,” as defined in Code Section 162(m).

2.14“Effective Date” has the meaning set forth in Section 1.1.

2.15“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof.  An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.16“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17“Existing Incentive Plan” means the Albemarle Corporation 2008 Incentive Plan, as previously amended, restated, supplemented or otherwise modified prior to the Effective Date.

2.18“Fair Market Value” means, on any given date, the closing price of a Share as reported on the New York Stock Exchange (“NYSE”) composite tape on such date, or if Shares were not traded on NYSE on such day, then on the next preceding day that Shares were traded on NYSE; in the event Shares are traded only on an exchange other than NYSE, references herein to NYSE shall mean such other exchange.  The Company may use an alternate method of determining the value of Shares for accounting or any other purpose.

2.19“Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.20“Good Reason” means, unless otherwise specified in an Award Agreement or in an applicable severance compensation or other employment-type agreement between the Company and a

Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(a)a change in the Participant’s position (other than a lateral move) which, in the Participant’s reasonable judgment, (i) does not represent a promotion of the Participant’s status or position, or (ii) constitutes a diminution of duties or responsibilities which are inconsistent with the Participant’s then current position;

(b)a reduction by the Company in the annual rate of the Participant’s base salary;

(c)the Company’s requiring the office nearest to the Participant’s principal residence to be located at a place which is more than thirty-five (35) miles from where such office is currently located; or

(d)any other action or inaction that constitutes a material breach by the Company of the agreement(s), if any, under which the Participant provides services.

Provided, however, that the events described above shall not constitute Good Reason unless (1) the Participant provides notice to the Company’s General Counsel of the existence of the circumstance that the Participant believes constitutes Good Reason, within ninety (90) days of its occurrence, and (2) such circumstance has not been cured within thirty (30) days after written notice has been given by the Participant to the Company’s General Counsel as specified in section (1) of this paragraph.

2.21“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.22“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.23“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.24“Insider” shall mean an individual who is, on the relevant date, an officer, or director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.25“Net Income” means the consolidated net income before taxes for the Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.26“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.27“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.28“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.29“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.30“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.31“Performance-Based Compensation” means compensation under an Award for which (i) the Performance Measures for the Performance Period have been designated by the Committee before the earlier of (a) ninety (90) days after the beginning of the Performance Period, or (b) the date as of which twenty-five percent (25%) of such period of time has elapsed, and (ii) the Award is otherwise intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees.  Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.32“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.33“Performance Period” means the period of time during which the performance goals must be met in order to determine the amount and/or vesting of an Award.

2.34“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined by the extent to which the applicable Performance Measures have been achieved.

2.35“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.36“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.37“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.38“Plan” means this Albemarle Corporation 2017 Incentive Plan.

2.39“Plan Year” means the calendar year.

2.40“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.41“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.

2.42“Share” means a share of common stock of the Company.

2.43“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.44“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3.Administration

3.1General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan.  The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.Shares Subject to this Plan and Maximum Awards

4.1Number of Shares Available for Awards and Maximum Amount of Non-Share Awards.

Subject to adjustment as provided in Section 4.3:

(a)The maximum number of Shares available for issuance to Participants under this Plan, inclusive of Shares issued and Shares underlying outstanding awards granted on or after the Effective Date, is 4,500,000 Shares.

(b)The maximum aggregate number of Shares subject to Options granted in any one (1) Plan Year to any one Participant shall be 200,000.

(c)The maximum number of Shares subject to all Full Value Awards granted in any one (1) Plan Year to any one Participant shall be 200,000.

(d)With respect to Awards granted under the Plan that are (i) intended to satisfy the “performance-based” compensation exception contained in Code Section 162(m), and (ii) payable other than in Shares, the maximum amount payable to a Participant in any year is $5,000,000.

4.2Share Usage.  Shares covered by an Award shall only be counted as used to the extent they are actually issued.  With respect to Options and SARs, the number of Shares available for Awards under the Plan pursuant to Section 4.1, shall be reduced by one Share for each Share covered by such Award or to which such Award relates.  The number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by such Award or to which such Award relates.  Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.  In addition, any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares shall be available again for grant under this Plan.  In no event, however, will the following Shares again become available for Awards or increase the number of Shares available for grant under the Plan: (i) Shares tendered by the Participant in payment of the exercise price of an Option; (ii) Shares withheld from exercised Awards for tax withholding purposes; (iii) Shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) Shares repurchased by the Company with proceeds received from the exercise of an Option.  The Shares available for issuance under this Plan shall be authorized and unissued Shares.

4.3Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5.Eligibility and Participation

5.1Eligibility.  Individuals eligible to participate in this Plan include all Employees.

5.2Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

Article 6.Stock Options

6.1Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.2Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.  The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3Option Price.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the Fair Market Value of the Shares as determined on the Grant Date.

6.4Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary date of its grant.  Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5Exercise of Options.  Subject to Section 6.10, Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7.Stock Appreciation Rights

7.1Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the Fair Market Value of the Shares as determined on the Grant Date.

7.2SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3Term of SAR.  The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.  Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5Settlement of SARs.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion.  The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8.Restricted Stock and Restricted Stock Units

8.1Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.  Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation,  restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Albemarle Corporation 2017 Incentive Plan, and in the associated Award Agreement.  A copy of this Plan and such Award Agreement may be obtained from Albemarle Corporation.

8.5Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b).  If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.Performance Units/Performance Shares

9.1Grant of Performance Units/Performance Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.  Performance Units and Performance Shares that are earned (as described in Section 9.3) may be subject to vesting requirements as set forth in the applicable Award Agreement.  Except as the Committee may otherwise provide in an Award Agreement, Performance Units and Performance Shares may not vest prior to the expiration of at least one (1) year of a Performance Period.

9.2Value of Performance Units/Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that may be earned by the Participant.

9.3Earning of Performance Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period and vesting period, if any, have ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4Form and Timing of Payment of Performance Units/Performance Shares.  Payment of earned and vested Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned and vested Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof).  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10.Cash-Based Awards and Other Stock-Based Awards

10.1Grant of Cash-Based Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine.  Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.  The Committee may establish performance goals in its discretion.  If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5Termination of Employment.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11.Transferability of Awards

11.1Transferability.  Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant.  Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.  The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2Committee Action.  The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S‑8).

Article 12.Performance Measures

12.1Performance Measures.  The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)Net earnings or Net Income (before or after taxes);

(b)Earnings per share (basic or diluted);

(c)Net sales or revenue growth;

(d)Net operating profit;

(e)Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)Cash flow (including, but not limited to, throughput, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)Earnings before taxes;

(i)Gross or operating margins;

(j)Corporate value measures;

(k)Capital expenditures;

(l)Unit volumes;

(m)Productivity ratios;

(n)Share price (including, but not limited to, growth measures and total shareholder return);

(o)Cost or expense;

(p)Margins (including, but not limited to, debt or profit);

(q)Operating efficiency;

(r)Market share;

(s)Customer satisfaction;

(t)Working capital targets or any element thereof;

(u)Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(v)Health, safety and environmental performance;

(w)Corporate advocacy metrics;

(x)Strategic milestones (including, but not limited to, debt reduction, improvement of cost of debt, equity or capital, completion of projects, achievement of synergies or integration objectives, or improvements to credit rating, inventory turnover, weighted average cost of capital, implementation of significant new processes, productivity or production, product quality, and any combination of the foregoing);

(y)Strategic sustainability metrics (including, but not limited to, corporate governance, enterprise risk management, employee development, and portfolio restructuring); and

(z)Stockholder equity or net worth.

Any one or more Performance Measure(s) may be used to measure the performance of any Participant, the Company, Subsidiary, and/or Affiliate as a whole or any business unit or line of business of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures on an absolute, gross, total, net per share, average, adjusted or relative basis (or measure based on changes therein), including, as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (n) above as compared to various stock market indices.  The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3Adjustment of Performance-Based Compensation.  Awards that are Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4Committee Discretion.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards that are not Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13.Minimum Vesting of Share-Based Awards

Notwithstanding any other provision of this Plan to the contrary, Awards granted pursuant to Article 6, 7 and 8 of this Plan shall be subject to a minimum vesting period of at least three (3) years, provided, however, (a) such vesting may be cliff or graded (starting no earlier than one (1) year after grant), (b) the Committee may provide for earlier vesting as specified in an Award Agreement, and (c) no more than five percent (5%) of the maximum number of Shares authorized for issuance under this Plan pursuant to Section 4.1(a) may be granted with a minimum vesting period of less than one (1) year.

Article 14.Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.  Notwithstanding the foregoing, for all Awards, the payment of dividends prior to an Award becoming vested shall be prohibited, and the Committee shall determine the extent to which dividends may accrue during the vesting period and become payable upon vesting.

Article 15.Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company, or the Company’s designated agent, during the Participant’s lifetime.  In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 16.Rights of Participants

16.1Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17.Change of Control

17.1Change of Control of the Company.  Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement or severance compensation agreement.

(a)If, upon a Change of Control, a Participant receives a new Award which qualifies as a “Replacement Award” (as defined below), the Replacement Award shall continue subject to the terms of the Replacement Award.

(b)If, upon a Change of Control that results in the Company’s Shares no longer being traded on the New York Stock Exchange or another established securities market and no Replacement Award is granted to a Participant, the unvested portion of an Award whose vesting is based only on a service requirement shall become immediately vested and exercisable, as applicable, upon the Change of Control.

(c)Notwithstanding subparagraph (a) and except as may be otherwise provided in an Award Agreement, upon a Change of Control, with respect to Awards that are Performance Shares or Performance Units issued pursuant to Article 9 of the Plan, a pro-rata portion of the Award shall be immediately earned, vested and payable;  such portion shall be determined based on the portion of the Performance Period that has elapsed as of (i) the date of the Change of Control, if the Performance Measure is based on stock price, or (ii) the end of the last full calendar quarter preceding or commensurate with the date of the Change of Control if the Performance Measure is not based on stock price (in each case, the “Adjusted Measurement Date”).  The Award amount that will be considered earned and payable will be calculated based on the higher of target or actual performance measured as of the Adjusted Measurement Date.  To the extent any earned Awards that are Performance Shares or Performance Units have not been paid prior to the Change of Control because they are subject to vesting, such earned but unvested Awards shall become immediately vested, and payable upon the Change of Control.

(d)Except as provided in subparagraph (c) or as otherwise provided in an Award Agreement, if, following a Change of Control, the Company’s Shares continue to be traded on the New York Stock

Exchange or another established securities market, outstanding Awards shall continue in effect and be treated as Replacement Awards as described in subparagraph (a).

(e)Notwithstanding any of subparagraphs (a), (b) or (d) of this Section 17.1, the Committee may, in its sole discretion, determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated, and that in connection with such cancellation and termination, the holder of such Award may receive for each Share of Common Stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of Common Stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares of Common Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor.

17.2Replacement Awards.  An Award shall be considered a Replacement Award if: (i) it has a value at least equal to the value of the Award it is replacing as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Award it is replacing (including the provisions that would apply in the event of a subsequent Change of Control).  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award it is replacing if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 17.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

17.3Reduction of Excess Parachute Payments.  Except as may be provided in a severance compensation agreement between the Company and the Participant, if, in connection with a Change of Control, a Participant’s payment of any Awards will cause the Participant to be liable for federal excise tax under Code Section 4999 levied on certain “excess parachute payments” as defined in Code Section 280G (“Excise Tax”), then the payments made pursuant to the Awards shall be reduced (or repaid to the Company, if previously paid or provided) as provided below:

(a)If the payments due upon of Change of Control under this Plan and any other agreement between a Participant and the Company, exceed 2.99 times the Participant’s “base amount,” as defined in Code Section 280G, a reduced payment amount shall be calculated by reducing the payments to the minimum extent necessary so that no portion of any payment, as so reduced or repaid, constitutes an excess parachute payment.  If it is determined that any Excise Tax is payable by a Participant, the Participant shall receive either (i) all payments otherwise due; or (ii) the reduced payment amount described in the preceding sentence, whichever will provide the Participant with the greater after-tax economic benefit taking into account for these purposes any applicable Excise Tax.

(b)Whether payments are to be reduced pursuant to this Section 17.3, and the extent to which they are to be so reduced, will be determined solely by the Company in good faith and the Company will notify the Participant in writing of its determination.

(c)In no event shall a Participant be entitled to receive any kind of gross-up payment or Excise Tax reimbursement from the Company.

Article 18.Amendment, Modification, Suspension, and Termination

18.1Amendment, Modification, Suspension, and Termination.  Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, (i) without the prior approval of the Company’s shareholders and except as provided in Section 4.3, Options or SARs issued under this Plan will not be repriced, repurchased (including a cash buyout), replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, (ii) any amendment of the Plan must comply with the rules of the NYSE, and (iii) no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.  By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under the Plan without further consideration or action.

Article 19.Withholding

19.1Tax Withholding.  The Company shall have the power and the right to deduct or withhold from any amounts due and owing to the Participant, or require a Participant to remit to the Company, up to the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2Share Withholding.  With respect to withholding required upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, the Committee may establish provisions in the applicable Award Agreements to satisfy the withholding requirement, in whole or in part, by having the Company withhold whole Shares having a Fair Market Value on the date the tax is to be determined up to the maximum statutory total tax withholding that could be imposed on the transaction.

Article 20.Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, regardless of whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21.General Provisions

21.1Forfeiture Events.    Any Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company currently has in effect, or is required to adopt or modify, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002, or other applicable law (“Clawback Policy”).  In addition, the Committee or the Board may impose such clawback, recovery or recoupment provisions in an Award Agreement as the Committee or the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property as set forth in the Award Agreement.  No recovery of compensation under this Section will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement or otherwise with the Company.

21.2Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9Employees Based Outside the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)Determine which Employees outside the United States are eligible to participate in this Plan;

(c)Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d)Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.  Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.

To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee annual incentive awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14Deferred Compensation.  If any Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void.  However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance.  Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

21.15Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18Section 162(m).  It is the intention of the Company that, unless otherwise provided by the Committee, awards determined in accordance with this Plan shall be excluded from the deduction limitations contained in Code Section 162(m).  Therefore, subject to the Committee’s determination that an Award need not meet the Performance-Based Compensation exception contained in Code section 162(m), if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all such events the Plan shall be construed in favor of its meeting the Performance-Based Compensation exception contained in Code Section 162(m).

As evidence of its adoption of this amendment and restatement of the Plan, the Company has caused this document to be executed by its duly authorized officer the ____ day of ______________, 201__.

ALBEMARLE CORPORATION

By:  ________________________________

Name:

Title:

Vote 24 hours a day, 7 days a week! VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2017. Have your proxy card in hand when you access the web site and follow instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE – 1-800-690-6903 Use any touch tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it, in the postage-paid envelope we have provided or return it to Albemarle Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by telephone or Internet, please do not send your proxy by mail. ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE Albemarle Corporation (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of annual reports and proxy solicitation materials. Even though you give your consent, you still have the right at any time to request copies of these documents. To give your consent, mark the box located on the attached card below if voting by mail or respond to the prompts if voting by telephone or the Internet. ALBEMARLE CORPORATION 4350 CONGRESS STREET, SUITE 700 CHARLOTTE, NORTH CAROLINA 28209 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E25613-P86882 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ALBEMARLE CORPORATION The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To elect the ten nominees named below to the Board! of Directors to serve for the ensuing year or until their successors are duly elected and qualified. Nominees: ! ! 3. For Against Abstain The Board of Directors recommends you vote FOR proposals 4, 5 and 6. (01) Jim W. Nokes (02) William H. Hernandez (03) Luther C. Kissam IV (04) Douglas L. Maine (05) J. Kent Masters (06) James J. O'Brien (07) (08) (09) (10) Barry W. Perry Gerald A. Steiner Harriett Tee Taggart Ambassador Alejandro Wolff ! ! ! ! ! ! ! ! ! 4. To approve the Albemarle Corporation 2017 Incentive Plan. 5. To approve an amendment to the Amended and Restated Articles of Incorporation. To ratify the appointment of PricewaterhouseCoopers LLP as Albemarle’s independent registered public accounting firm for the fiscal year ending December 31, 2017. 6. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! 2 Years ! 3 Years ! Abstain 1. To approve the non-binding advisory resolution approving the compensation of our named executive officers. NOTE: I also authorize my proxies to vote FOR such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote 1 Year 1 YEAR on the following proposal: ! ! ! ! 2. To approve the non-binding advisory resolution approving the frequency of the non-binding shareholder vote on executive compensation. ! For address changes, please check this box and write them on the back where indicated. Please indicate if you wish to access annual reports and proxy solicitation materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. ! Yes ! No ! Yes ! No Please indicate if you plan to attend this meeting. Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title below. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Albemarle Corporation's Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E25614-P86882 Albemarle Corporation Proxy for Annual Meeting of Shareholders to be held on Friday, May 12, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Luther C. Kissam IV and Karen G. Narwold, or either of them, with full power of substitution in each case, as proxies to vote all shares of the undersigned in Albemarle Corporation at the Annual Meeting of Shareholders to be held May 12, 2017, and at any and all adjournments or postponements thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 1, 4, 5 and 6, and FOR an annual frequency for Proposal 2, and in the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof. (If you noted any Address Changes above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.1 Address Changes: